Exhibit 99.2
STOCK AND ASSET PURCHASE AGREEMENT
by
and
between
THE MCCLATCHY COMPANY
and
THE HEARST CORPORATION
Dated April 26, 2006

STOCK AND ASSET PURCHASE AGREEMENT
     THIS STOCK AND ASSET PURCHASE AGREEMENT (“Agreement”) is made as of April 26, 2006 by and between THE HEARST CORPORATION, a Delaware corporation (“Buyer”), and THE MCCLATCHY COMPANY, a Delaware corporation (“Seller” provided that following the Effective Time (as defined below), “Seller” shall mean the surviving corporation in the Merger (as defined below)).
RECITALS
     WHEREAS, Seller intends to acquire all of the assets and liabilities of Knight-Ridder, Inc., a Florida corporation (“Knight Ridder”), through the merger of Knight Ridder with and into Seller (the “Merger”) pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”) dated as of March 12, 2006 between Seller and Knight Ridder.
     WHEREAS, Concurrently with the execution and delivery of this Agreement, Seller and MediaNews Group, Inc., a Delaware corporation (“MediaNews”) are entering into a Stock and Asset Purchase Agreement (the “Bay Area Agreement”) pursuant to which, MediaNews has agreed to purchase, and Seller has agreed to sell, upon the terms and subject to the conditions set forth therein, concurrently with the Closing, the business of the Contra Costa Times, the San Jose Mercury News and certain related publications and websites as set forth in the Bay Area Agreement.
     WHEREAS, Knight Ridder and/or its Subsidiaries (as defined below) own all (except as set forth on Schedule A hereto) of the issued and outstanding shares of capital stock of each of the entities listed on Schedule A hereto (the “Acquired Companies” and each an “Acquired Company”) and certain other assets listed on Schedule C hereto which it and/or its Subsidiaries use to conduct the business of operating the newspapers and publications listed on Schedule B hereto and certain related websites listed on Schedule C hereto and are subject to certain liabilities relating to the business of the Acquired Companies and such newspapers, publications and related websites (all of the foregoing, collectively, the “Other Business” and together with the Bay Area Business (as defined in the Bay Area Agreement), the “Business”).
     WHEREAS, Prior to the Closing (as defined below), Seller will, at Buyer’s election, use its commercially reasonable efforts to effectuate the LLC Conversions (as defined below).
     WHEREAS, Following the Effective Time, Seller desires to sell, or cause its Subsidiaries to sell, to Buyer, and Buyer desires to purchase (or have one or more of its permitted assignees as set forth in Section 11.8 purchase) from the Seller Entities (as defined below) the LLC Interests (as defined below and subject to the provisions of Section 2.1(b) regarding the use of a merger structure should Buyer not timely elect to have Seller use commercially reasonable efforts to effectuate the LLC Conversions) which will be issued as set forth in Section 2.1(a) hereto and the Acquired Assets (as defined below), and in connection therewith, Buyer has agreed to assume certain liabilities relating to the Other Business, all upon the terms and subject to the conditions set forth in this Agreement.

AGREEMENT
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows.
ARTICLE 1
DEFINITIONS
     1.1 Certain Definitions. For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.1:
     “Acquired Assets” – the assets set forth on Schedule C hereto.
     “Acquired Subsidiary” — any Acquired Company that is a Subsidiary of another Acquired Company.
     “Ancillary Agreements” — the Transition Services Agreement, LLC Interest Assignment, Bill of Sale, Assignment and Assumption Agreement and the instruments described in clauses (iv), (v), (vi) and (viii) of Section 2.7(a) and clause (ii) of Section 2.7(b).
     “assets” — all properties, assets, rights (contractual or otherwise) and claims, whether personal, tangible or intangible.
     “Closing Date” — the date and time as of which the Closing actually takes place.
     “Effective Time” — as defined in the Merger Agreement.
     “Excluded Assets” — the assets set forth on Schedule D hereto, whether such assets are assets of the Acquired Companies or the Seller Entities.
     “Governmental Entity” — any Federal, state or local government or any court, administrative agency, bureau, commission, department or other authority of any domestic or foreign government or any arbitrator in any case that has jurisdiction over an applicable party or any of its properties or assets.
     “IRC” — the Internal Revenue Code of 1986, as amended, or any successor law.
     “IRS” — the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

     “Liability” — any direct or indirect debt, obligation or liability of any kind or nature, whether accrued or fixed, absolute or contingent, determined or determinable, matured or unmatured, and whether due or to become due, asserted or unasserted, or known or unknown.
     “Merger Closing Date” — the Closing Date (as defined in the Merger Agreement).
     “Prime Rate” — the interest at the rate publicly announced from time to time by Bank of America as its prime rate per annum.
     “Proceeding” — any action, inquiry, proceeding, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity.
     “Representative” — with respect to a particular person, any director, officer, employee, agent, consultant, or other representative of such person, including legal counsel, accountants, financial advisors and lenders.
     “SEC” — the Securities and Exchange Commission.
     “Seller Entities” —Knight Ridder and its Subsidiaries (other than the Acquired Companies) or, following the Effective Time, Seller and its Subsidiaries (other than the Acquired Companies).
     1.2 Other Definitions. The following terms are defined in the sections indicated:

Term	Section
Acquired Companies	Recitals
Acquired Company	Recitals
Acquired Company Mergers	Section 2.1(b)(i)
Acquired Employees	Section 7.1(a)
affiliates	Section 11.3(a)
Agreement	Preamble
Allocation	Section 2.3(c)
Assignment and Assumption Agreement	Section 2.7(a)(iii)
Assumed Contract	Section 2.5
Assumed Liabilities	Section 2.2(b)
Benefit Plans	Section 3.7(a)
Bill of Sale	Section 2.7(a)(ii)
Bay Area Agreement	Recitals
Bay Area Business	Recitals
Business	Recitals
business day	Section 11.3(a)
Business Employee	Section 3.7(a)
Business Financial Statements	Section 3.3
Business Material Adverse Effect	Section 3.1
Business Material Contracts	Section 3.14(a)
Buyer	Preamble

Term	Section
Buyer Approvals	Section 5.2(b)
Buyer Disclosure Schedules	Article 5
Buyer Indemnified Parties	Section 10.3
Closing	Section 2.6
Closing Working Capital	Section 2.3(b)(ii)
COBRA	Section 7.11
Confidentiality Agreement	Section 6.3(b)
Contract	Section 2.5
control	Section 11.3(a)
Controlled Group Liability	Section 3.7(h)
End Date	Section 9.1(c)
Environmental Law	Section 3.6(c)
ERISA	Section 3.7(a)
Exchange Act	Section 4.2(b)
Excluded Liabilities	Section 2.2 (c)
GAAP	Section 3.3
Hazardous Substance	Section 3.6(d)
HSR Act	Section 4.2(b)
Income Taxes	Section 6.5(a)
Indemnified Party	Section 10.4
Indemnifying Party	Section 10.4
Independent Accountant	Section 2.3(b)(iv)
Intellectual Property	Section 3.12
Knight Ridder	Recitals
knowledge	Section 11.3(a)
Law	Section 3.5(a)
Lien	Section 4.2(c)
LLC Conversions	Section 2.1(a)
LLC Election	Section 2.1(a)
LLC Interest Assignments	Section 2.7(a)(i)
LLC Interests	Section 2.1(a)
Losses	Section 10.2
MediaNews	Recitals
Merger	Recitals
Merger Agreement	Recitals
Merger End Date	Section 9.1(c)
New Welfare Plans	Section 7.10
Notice of Disagreement	Section 2.3(b)(iv)
Old Plans	Section 7.10
Partner Affiliate	Section 11.8
PBGC	Section 3.7(g)(iii)
Permitted Lien	Section 4.2(c)
person	Section 11.3(a)
Pre-Closing Income Tax Return	Section 6.5(b)
Pre-Closing Tax Period	Section 6.5(a)
Purchase Price	Section 2.3(a)

Term	Section
Regulatory Law	Section 6.4(d)
Required Filings	Recitals
Section 6.2 Contracts	Section 6.2(b)(x)
Securities Act	Section 4.2(b)
Seller	Preamble
Seller Approvals	Section 4.2(b)
Seller Disclosure Schedules	Article 3
Seller Indemnified Parties	Section 10.2
Seller Permits	Section 3.5(b)
Seller Savings Plans	Section 7.8
Statement of Working Capital	Section 2.3(b)(ii)
Straddle Period	Section 6.5(a)
Subsidiaries	Section 11.3(a)
Tax Contest	Section 6.5(c)
Tax Return	Section 3.10(b)
Taxes	Section 3.10(b)
Termination Date	Section 6.2(a)
Transfer Taxes	Section 6.7
Transition Services Agreement	Section 2.7(a)(xi)
Union Employee	Section 7.1(a)
Union Employees	Section 7.1(a)
Union Pension Plans	Section 7.5
VEBAs	Section 7.10(c)
WARN Act	Section 3.11
Working Capital	Section 2.3(b)(i)
ARTICLE 2
SALE AND TRANSFER OF LLC INTERESTS AND ACQUIRED ASSETS; CLOSING
     2.1 Purchase and Sale of LLC Interests and Acquired Assets.
          (a) If Buyer gives Seller written notice within 20 days of the date hereof indicating it has elected to require Seller to make the LLC Conversions as set forth in this Section 2.1(a) (the “LLC Election”), then prior to the Closing, Seller will use its commercially reasonable efforts to cause (whether by conversion, merger with a newly formed Limited Liability Company or similar entity or otherwise), each of the Acquired Companies to become a Limited Liability Company or other pass-through entity for U.S. federal income tax purposes pursuant to documentation reasonably satisfactory to Buyer and Seller (the “LLC Conversions”). The issued and outstanding membership interests (or similar equity ownership interests) issued by the Acquired Companies and owned by Seller, Knight Ridder and/or any of their respective Subsidiaries immediately following the LLC Conversions are hereinafter referred to as the “LLC Interests” (provided that, if Buyer does not deliver notice to Seller that it is making the LLC Election within 20 days of the date hereof, then all references herein to the LLC Interests shall refer to the issued and outstanding capital stock issued by the Acquired Companies and owned by Seller and/or its Subsidiaries). Seller shall request of

Knight Ridder that it agree to effect, prior to the Effective Time, the LLC Conversions and will request a response from Knight Ridder within 20 days of the date hereof.
          (b) Subject to the terms and conditions of this Agreement, at the Closing,
               (i) (x) If Buyer has delivered notice to Seller that it is making the LLC Election within 20 days of the date hereof, Seller will sell and transfer (and/or will cause one or more other Seller Entities to sell and transfer) the LLC Interests of the Acquired Companies (other than the Acquired Subsidiaries) to Buyer (or one or more of its permitted assignees as set forth in Section 11.8), and Buyer (or one or more of its permitted assignees as set forth in Section 11.8) will purchase such LLC Interests from Seller and/or one or more other Seller Entities or (y) if Buyer has not delivered notice to Seller that it is making the LLC Election within 20 days of the date hereof, Buyer and Seller will cause each of the Acquired Companies to be merged with and into a wholly-owned Subsidiary of Buyer (or one or more of its permitted assignees as set forth in Section 11.8) (the “Acquired Company Mergers”) and
               (ii) Buyer (or one or more of its permitted assignees as set forth in Section 11.8) will purchase from Seller and/or one or more other Seller Entities, and Seller shall sell, convey, transfer, assign and deliver (and/or will cause one or more other Seller Entities to sell, convey, transfer, assign and deliver) to Buyer (or one or more of its permitted assignees as set forth in Section 11.8) all of its right, title and interest in and to the Acquired Assets.
          Notwithstanding anything herein to the contrary, Seller, Knight Ridder or any of their Subsidiaries (including the Acquired Companies) shall be permitted, prior to the Closing, to cause any or all of the Acquired Companies to transfer to Seller, any Seller Entity or any other party (and thereby to not directly or indirectly sell or transfer to Buyer) any Excluded Assets.
     2.2 Assumption of Liabilities.
          (a) Assumption. Upon the terms and subject to the conditions set forth herein, at the Closing and effective as of the Closing Date, Buyer shall, or shall cause the Acquired Companies to, assume from the Seller Entities (and therefore agree to pay, perform and discharge), and the Seller Entities shall irrevocably convey, transfer and assign to Buyer, or at Buyer’s direction, the Acquired Companies, all of the Assumed Liabilities (as defined below) of the Seller Entities.
          (b) Definition of Assumed Liabilities. For all purposes of and under this Agreement, the term “Assumed Liabilities” shall mean, refer to and include all Liabilities of any of the Seller Entities or any of the Acquired Companies, to the extent arising out of or relating to the operation of the Other Business, including, without limitation, the Liabilities set forth below to the extent that such Liabilities arose out of or relate to the operation of the Other Business or the Acquired Assets, but specifically excluding the Excluded Liabilities (as defined below):
               (i) Liabilities of Seller and its Subsidiaries under all contracts included in the Acquired Assets;

               (ii) Liabilities of Seller and its Subsidiaries under any Benefit Plans not set forth in Section 2.2(c)(i) of the Seller Disclosure Schedules;
               (iii) Liabilities of Seller and its Subsidiaries reflected in the Business Financial Statements related to the Other Business and similar Liabilities incurred after the date of the Business Financial Statements in connection with the operation of the Other Business, including any Liabilities related to workers compensation for any Business Employee;
               (iv) Liabilities for Taxes that are the responsibility of Buyer pursuant to Section 6.5 or 6.7 hereof;
               (v) Liabilities of Seller and its Subsidiaries arising out of or in connection with any Proceedings to the extent related to the Other Business (including, without limitation, any Proceedings set forth in Schedule 3.11 hereto and any Liabilities related to workers compensation for any Business Employees);
               (vi) Liabilities of Seller and its Subsidiaries for any obligation to make severance payments to any Business Employee as set forth in any employment agreement or other Contract between Seller and any such Business Employee or in any collective bargaining agreement;
               (vii) Liabilities of Seller and its Subsidiaries for all accrued vacation and sick time of all Business Employees;
               (viii) Liabilities of Seller and its Subsidiaries arising from discharges or releases of Hazardous Substances, violations of Environmental Laws or similar matters to the extent such Liabilities are related to the operations of the Other Business or the Acquired Assets;
               (ix) Liabilities under all employment agreements, other Contracts between Seller or its Subsidiaries and any Business Employee, and collective bargaining agreements relating to the Other Business, including, without limitation, all employee benefit plans or other arrangements required under any collective bargaining agreement or otherwise negotiated with the union that is a party thereto; and
               (x) Liabilities of Seller under the second sentence of Section 5.9(a), Section 5.9(b), Section 5.9(d) of the Merger Agreement and to the extent related to the foregoing, Section 5.9(e), Section 5.9(f) and the last sentence of Section 5.9(a) of the Merger Agreement, in each case, to the extent such Liability relates to actions, omissions, events or circumstances related to the Other Business.
          (c) Definition of Excluded Liabilities. Notwithstanding anything to the contrary set forth in this Section 2.2 or elsewhere in this Agreement, Buyer (and its permitted assignees as set forth in Section 11.8) and the Acquired Companies shall not assume, and Seller agrees that Buyer (and its permitted assignees as set forth in Section 11.8) and the Acquired Companies shall not be liable or otherwise responsible for, the following Liabilities, whether such Liabilities are Liabilities of the Acquired Companies or the Seller Entities (the Liabilities referred to in clauses (i) through (viii) of this Section 2.2(c), collectively, the “Excluded Liabilities”):
               (i) Liabilities under any Benefit Plan which is assumed or retained by the Seller Entities, such assumed or retained Benefit Plans are set forth on Section 2.2(c)(i) of the Seller Disclosure Schedules;
               (ii) Liabilities of the Acquired Companies or the Seller Entities in respect of transaction costs payable by Seller pursuant to Section 6.7 hereof;
               (iii) Liabilities of the Acquired Companies or the Seller Entities for any amounts owed to any Seller Entity pursuant to an inter-company note or account payable;
               (iv) Liabilities of Seller and its Subsidiaries with respect to indebtedness for borrowed money (including Liabilities as a guarantor with respect to indebtedness for borrowed money or liabilities for capitalized leases, but excluding capitalized leases primarily for the benefit of the Other Business);
               (v) Liabilities of Seller to the stockholders of Seller or the former stockholders of Knight Ridder (or obligations to indemnify the current or former officers or directors of Knight Ridder in connection therewith) relating to the execution and performance of the Merger Agreement;
               (vi) Liabilities of Seller owed to Buyer (or, pursuant to Article 10, any Buyer Indemnified Parties) as a result of any breach of this Agreement by Seller;
               (vii) Liabilities for Taxes that are the responsibility of Seller pursuant to Section 6.5 or 6.7 hereof; and
               (viii) Liabilities of the Acquired Companies or the Seller Entities not arising out of or relating to the operation of the Other Business.
     2.3 Consideration for the LLC Interests and the Acquired Assets.
          (a) Subject to the adjustments in Section 2.3(b), the aggregate consideration (the “Purchase Price”) for the LLC Interests (or the Acquired Company Mergers) and the Acquired Assets will be (i) Two Hundred and Sixty Three Million and Two Hundred Thousand U.S. Dollars ($263,200,000) in cash and (ii) the assumption by Buyer or the Acquired Companies of the Assumed Liabilities pursuant to Section 2.2 hereof.
          (b) Working Capital Adjustment.
               (i) For all purposes of and under this Agreement, the term “Working Capital” shall mean (x) the value of the current assets of the categories described on Schedule E hereto of the Acquired Companies and the Acquired Assets, minus (y) the value of the current liabilities of the categories described on Schedule F hereto of the Acquired Companies and included in the Assumed Liabilities.
               (ii) As promptly as practicable, but in any event within sixty (60) calendar days following the Closing, Seller shall cause to be prepared and delivered to Buyer a statement (the “Statement of Working Capital”) setting forth the Working Capital as of the Closing (the “Closing Working Capital”). The Statement of Working Capital will be prepared in accordance with GAAP (as defined below) applied on a basis consistent with the application of such principles in the preparation of the Business Financial Statements, except that (q) no more than $25,000 of current liabilities resulting from capitalized leases primarily for the benefit of the Other Business will be included (r) no transfer costs and expenses or Transfer Taxes incurred in connection with the transactions contemplated hereby or by the Bay Area Agreement that are the responsibility of a party hereto or thereto pursuant to Section 6.7 of this Agreement or Section 6.7 of the Bay Area Agreement, will be included (s) no Excluded Assets will be included, (t) no Excluded Liabilities will be included, (u) no deferred financing fees will be included, (v) no deferred Tax asset or deferred Tax liability will be included, (w) no Tax asset or Tax liability relating to Income Taxes will be included, (x) current liabilities shall reflect Buyer’s obligations under Benefit Plans that are the responsibility of Buyer pursuant to Section 7.3 hereof and shall not reflect Benefit Plans to be assumed, retained or to be reimbursed by Seller pursuant to such Section 7.3, (y) liabilities in respect of workers’ compensation for Acquired Employees as of the Closing to the extent not covered by insurance of the Seller Entities or the Acquired Companies existing on the Closing Date shall be reflected, (z) any current liabilities related to health flexible spending accounts of the Acquired Employees shall be reflected net of any positive balances in the Acquired Employees’ health flexible spending accounts as of the Closing Date and (aa) 50% of the amount, up to a maximum amount of $500,000, of the claims incurred by Acquired Employees (as defined herein and in the Bay Area Agreement) prior to the Closing Date under the Knight Ridder Medical Benefit Plan HealthPartners Primary Clinic Choice (St. Paul Pioneer Press), the Knight Ridder Health Plan – Medica (St. Paul Pioneer Press) and the Knight Ridder Medical Plans for Employees Represented by the San Jose Mercury News Guild Employees shall be included as current liabilities. Seller will, upon Buyer’s written request and subject to the execution by Buyer of a customary confidentiality agreement, make available to Buyer and its auditors a copy of all workpapers and other books and records utilized by Seller in the preparation of the Statement of Working Capital.
               (iii) Subject to Section 2.3(b)(iv) hereof, within twenty (20) calendar days following delivery of the Statement of Working Capital pursuant to Section 2.3(b)(ii) hereof, Seller shall pay to Buyer 25% of the amount, if any, that $2.5 million exceeds the sum of (x) the Closing Working Capital reflected in the Statement of Working Capital plus (y) the Closing Working Capital reflected in the Statement of Working Capital as defined in the Bay Area Agreement, plus interest calculated at the Prime Rate from the date of the Closing until (but excluding) the date of such payment. Any and all payments made pursuant to this Section 2.3(b)(iii) shall be made by wire transfer of immediately available funds to an account designated in writing by Buyer. Any payment made pursuant to this Section 2.3(b)(iii) shall be deemed to be an adjustment to the Purchase Price.

               (iv) If Buyer disagrees in good faith with the Statement of Working Capital, then Buyer shall notify Seller in writing (the “Notice of Disagreement”) of such disagreement within thirty (30) calendar days following delivery of the Statement of Working Capital. If Seller has not received a Notice of Disagreement within such thirty (30) calendar day period, Buyer shall be deemed to have accepted the Statement of Working Capital. Any Notice of Disagreement shall set forth in reasonable detail the adjustments Buyer proposes to make to the Statement of Working Capital and the basis therefor and shall be consistent with the provisions of Section 2.3(b)(ii). Thereafter, Seller and Buyer shall attempt in good faith to resolve and finally determine the amount of the Closing Working Capital. If Seller and Buyer are unable to resolve the disagreement within thirty (30) calendar days following delivery of the Notice of Disagreement, then Seller and Buyer shall select BDO Seidman, LLP (the “Independent Accountant”), to resolve the disagreement and make a determination with respect thereto. The determination of the Independent Accountant to resolve the disagreement between Seller and Buyer as to the Statement of Working Capital will be made, and written notice thereof given to Seller and Buyer, within thirty (30) calendar days after the selection of the Independent Accountant. The determination by the Independent Accountant shall be final, binding and conclusive upon Seller and Buyer. The scope of the Independent Accountant’s engagement (which will not be an audit) shall be limited to the resolution of the disputed items described in the Notice of Disagreement, and the recalculation, if any, of the Statement of Working Capital in light of such resolution. If an Independent Accountant is engaged pursuant to this Section 2.3(b)(iv), the fees and expenses of the Independent Accountant shall be borne equally by Seller and Buyer. Within ten (10) calendar days after delivery of a notice of determination by the Independent Accountant as described above (and resolution pursuant to the Bay Area Agreement of any dispute over the Statement of Working Capital thereunder), any payment required by Section 2.3(b)(iii) hereof shall be made, based on such determination.
          (c) Allocation of Purchase Price to LLC Interests and Acquired Assets. The Purchase Price (which for purposes of this Section 2.3(c) shall include any Assumed Liabilities and Liabilities of the Acquired Companies required to be treated as part of the Purchase Price for U.S. federal income tax purposes) shall be allocated among the LLC Interests and Acquired Assets in the manner set forth in Schedule G hereto. Seller and Buyer shall endeavor in good faith to agree upon the allocation of the Purchase Price among the assets of the Acquired Companies and the Acquired Assets (the “Allocation”). If Seller and Buyer are not able to agree upon the Allocation within ninety (90) days after the Closing, the Allocation shall be determined by a qualified appraiser reasonably acceptable to Buyer and Seller (which, if so agreed by Buyer and Seller, may be the Independent Accountant). The costs and expenses for the services of such appraiser shall be paid one-half each by Buyer and Seller. Notwithstanding the immediately preceding two sentences, if Seller and Buyer are unable to agree upon the Allocation within ninety (90) days after the Closing, then if Seller so requests, the Allocation shall be determined by a qualified appraiser selected by Buyer, and Buyer shall pay the costs and expenses for the services of such appraiser. The parties hereto and their affiliates shall reflect the Allocation, as well as the allocation referred to in the first sentence of this Section 2.3(c), in all Tax Returns.
     2.4 Further Assurances. At and after the Closing, and without further consideration therefor, (i) Seller shall (and shall cause the other Seller Entities to) execute and deliver to Buyer such further instruments and certificates of conveyance and transfer as Buyer may reasonably request in order to more effectively convey and transfer the LLC Interests and Acquired Assets to Buyer and to put Buyer in operational control of the Other Business, or for aiding, assisting, collecting and reducing to possession any of the Acquired Assets and exercising rights with respect thereto, and (ii) Buyer shall execute and deliver to the Seller Entities such further instruments and certificates of assumption, novation and release as Seller may reasonably request in order to effectively make Buyer responsible for all Assumed Liabilities and release Seller therefrom to the fullest extent permitted under applicable Law.
     2.5 Nontransferable Business Contracts. To the extent that transfer or assignment hereunder by Seller to Buyer (or one or more of its permitted assignees as set forth in Section 11.8) of any agreement, contract, binding understanding, instrument or legally binding commitment or understanding (a “Contract”) included in the Acquired Assets (an “Assumed Contract”) is not permitted or is not permitted without the consent of another Person, this Agreement shall not be deemed to constitute an undertaking to assign the same if such consent is not given or if such an undertaking otherwise would constitute a breach thereof or cause a loss of benefits thereunder. Seller shall use commercially reasonable efforts to obtain any and all such third party consents under all Assumed Contracts; provided, however, that Seller shall not be required to pay or incur any cost or expense to obtain any third party consent that Seller is not otherwise required to pay or incur in accordance with the terms of the applicable Assumed Contract. If any such third party consent is not obtained before the Closing, Seller shall (and shall cause the other Seller Entities to), for a period of one year after the Closing and at Buyer’s expense, use commercially reasonable efforts to: (i) obtain such consent, (ii) cooperate with Buyer (or one or more of its permitted assignees as set forth in Section 11.8) in any reasonable arrangement designed to provide Buyer (or one or more of its permitted assignees as set forth in Section 11.8) the benefits of the applicable Assumed Contract and (iii) enforce any rights of the Seller Entities under or with respect to the applicable Assumed Contract against all other persons (including termination thereof in accordance with the terms thereof upon the election of Buyer). In addition, if any such third party consent is not obtained before the Closing, Buyer shall perform the obligations of the applicable Seller Entity or Acquired Company under such Assumed Contract to the extent that such obligation would have been an Assumed Liability but for the fact that such consent has not been so obtained.
     2.6 Closing. The purchase and sale (the “Closing”) provided for in this Agreement is subject to the consummation of the transactions contemplated under the Merger Agreement, and, except to the extent that Buyer and Seller agree on another time and place, will take place at the offices of Wilson Sonsini Goodrich & Rosati at 650 Page Mill Road, Palo Alto, CA 94304, at 10:00 a.m. (local time), as soon as practicable after the Effective Time, and in any event on a date that is no more than two business days following the satisfaction and fulfillment or, if permissible pursuant to the terms hereof, waiver of the conditions contained in Article 8.
     2.7 Closing Obligations. At the Closing:

          (a) Seller will deliver to Buyer duly executed copies of:
               (i) If Buyer has timely made the LLC Election, an Assignment of LLC Interests with respect to each of the Acquired Companies (other than Acquired Subsidiaries) substantially in the form attached hereto as Exhibit A (collectively, the “LLC Interest Assignments”);
               (ii) a Bill of Sale for the Acquired Assets substantially in the form attached hereto as Exhibit B (the “Bill of Sale”);
               (iii) an Instrument of Assignment and Assumption substantially in the form attached hereto as Exhibit C (the “Assignment and Assumption Agreement”);
               (iv) certificates pursuant to clauses (a) and (b) of Section 8.2;
               (v) instruments of assignment to Buyer of all patents, patent applications, registered trademarks and trademark applications and registered copyrights and copyright applications included in the Acquired Assets and reasonably requested by Buyer;
               (vi) instruments of assignment to Buyer of all rights of the Seller Entities to the domain names and website addresses included in the Acquired Assets and reasonably requested by Buyer;
               (vii) a copy of the certificate of merger with respect to the Merger, duly certified by the Secretary of State of the State of Delaware;
               (viii) a certificate of Seller that Seller and each other Seller Entity that is selling any of the LLC Interests or the Acquired Assets is not a foreign person subject to withholding under Section 1445 of the IRC;
               (ix) U.C.C. termination statements and releases of mortgages in recordable form with respect to any recorded Liens in the Acquired Assets described in Section 4.5;
               (x) If Buyer has not timely made the LLC Election, such instruments or documents, reasonably satisfactory in form and substance to Buyer, as are required to effect the Acquired Company Mergers;
               (xi) A Transition Services Agreement substantially in the form of Exhibit D hereto (the “Transition Services Agreement”); and
               (xii) all other instruments or documents as Buyer may reasonably request to effect the assignment of the LLC Interests or the Acquired Company Mergers, as applicable, and the Acquired Assets as contemplated hereby.

          (b) Buyer will deliver to Seller:
               (i) the Purchase Price by wire transfer in immediately available funds to the accounts specified by Seller;
               (ii) duly executed copies of the certificates pursuant to clauses (a) and (b) of Section 8.3;
               (iii) a duly executed copy of the Bill of Sale;
               (iv) a duly executed copy of the Assignment and Assumption Agreement;
               (v) If Buyer has not timely made the LLC Election, such instruments or documents, reasonably satisfactory in form and substance to Seller, as are required to effect the Acquired Company Mergers;
               (vi) A duly executed copy of the Transition Services Agreement; and
               (vii) duly executed copies of all other instruments and certificates of assumption, novation and release as Seller may reasonably request in order to effectively make Buyer responsible for all Assumed Liabilities and release the Seller Entities therefrom to the fullest extent permitted under applicable Law.
     2.8 Capitalized Leases. Following the Closing, if the Assumed Liabilities include more than $25,000 of principal and accrued interest resulting from capitalized leases primarily for the benefit of the Other Business, Seller will, upon written request from Buyer within 180 days following the Closing (such request to contain information in reasonable detail as to the basis for such request), promptly reimburse Buyer for the amount of such excess over $25,000.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER CONCERNING THE BUSINESS
     Except as disclosed in Knight Ridder’s Annual Report on Form 10-K for the fiscal year ended December 25, 2005 (except for the portions of the Form 10-K identified therein as risk factors or forward looking statement safe harbors), in Knight-Ridder’s amendment on Form 10-K/A filed with the SEC on April 14, 2006, or in the disclosure schedules delivered by Seller to Buyer immediately prior to the execution of this Agreement (it being agreed that any information set forth in one section of such disclosure schedules shall be deemed to apply to each other section thereof to which its relevance is reasonably apparent) (the “Seller Disclosure Schedules”), Seller represents and warrants to Buyer as follows:

     3.1 Qualification, Organization, Subsidiaries, etc. Each of the Acquired Companies is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not have, individually or in the aggregate, a Business Material Adverse Effect. As used in this Agreement, any reference to any facts, circumstances, events or changes having a “Business Material Adverse Effect” means such facts, circumstances, events or changes that are, or would reasonably be expected to become, materially adverse to the business, financial condition or continuing operations of the Business taken as a whole but shall not include facts, circumstances, events or changes (a) generally affecting the newspaper industry in the United States or the economy or the financial or securities markets in the United States or elsewhere in the world, including regulatory and political conditions or developments (including any outbreak or escalation of hostilities or acts of war or terrorism) or (b) resulting from (i) the announcement or the existence of, or compliance with, this Agreement or the Merger Agreement or the transactions contemplated hereby or thereby, including the effect of the announcement of, or the existence of the plan to make, the Proposed Divestitures (as defined in the Merger Agreement) (provided, that the exception in this clause (b)(i) shall not apply to the representations and warranties contained in Section 4.2(c) to the extent that the execution of this Agreement or the consummation of the transactions contemplated hereby would result in any of the consequences set forth in clauses (i) or (ii) of such section), (ii) any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to the Merger Agreement or this Agreement or the transactions contemplated thereby or hereby or (iii) changes in applicable Law, GAAP or accounting standards. No Acquired Company is in violation of any of the provisions of its respective articles or certificate of incorporation and by-laws (or following the applicable LLC Conversion, its respective LLC agreement), except as would not have a Business Material Adverse Effect. All the outstanding shares of capital stock of, or other equity interests in the Acquired Companies have been validly issued and are fully paid and non-assessable, owned directly or indirectly by Knight Ridder (or following the Effective Time, Seller), free and clear of all Liens (as hereinafter defined), other than Permitted Liens (as hereinafter defined), including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for restrictions imposed by applicable securities laws.
     3.2 Capital Structure.
          (a) All outstanding shares of capital stock of each Acquired Company (and following the LLC Conversions, all LLC Interests) are duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights.
          (b) There are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity interests to which any Acquired Company is a party obligating any Acquired

Company to (A) issue, transfer or sell any shares of capital stock or other equity interests of such Acquired Company or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement, arrangement or commitment to repurchase, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests, or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any of its Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar stock (or other equity)-based rights of any Acquired Company.
          (c) No Acquired Company has any outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders (or following the LLC Conversions, the members) of such Acquired Company on any matter.
          (d) There are no voting trusts or other agreements or understandings to which any Acquired Company is a party with respect to the voting of the capital stock or other equity interest of such Acquired Company.
     3.3 Business Financial Statements. Attached to Section 3.3 of the Seller Disclosure Schedules is a true, correct and complete copy of the unaudited statement of assets and liabilities of the Business as of December 25, 2005 and the related unaudited statements of revenues and expenses for the twelve (12) month period then ended (the “Business Financial Statements”). The Business Financial Statements are derived from the books and records of Knight Ridder and the audited consolidated financial statements of Knight Ridder (which were prepared in accordance with United States generally accepted accounting principles (“GAAP”)), and fairly present, in all material respects, the assets and the liabilities of the Business as of the dates thereof, and the results of operations of the Business for the periods then ended.
     3.4 No Undisclosed Liabilities. Except (a) as reflected or reserved against in the consolidated balance sheet (or the notes thereto) of the Business as of December 25, 2005 included in the Business Financial Statements, (b) for liabilities permitted by or incurred pursuant to this Agreement or the Merger Agreement, (c) for liabilities and obligations incurred in the ordinary course of business since December 25, 2005, (d) for liabilities and obligations for pension Liabilities and insurance reserves, including in connection with workers compensation, and (e) for liabilities or obligations which have been discharged or paid in full in the ordinary course of business, as of the date hereof, none of the Seller Entities has any liabilities or obligations arising out of or relating to the operation of the Other Business, and none of the Acquired Companies has any liabilities or obligations, of any nature, in each case, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Business (or in the notes thereto), other than those which would not have, individually or in the aggregate, a Business Material Adverse Effect.
     3.5 Compliance with Law; Permits.

          (a) Each Acquired Company, and, with respect to the Other Business, each Seller Entity is in compliance with and are not in default under or in violation of any applicable federal, state, local or foreign constitution, law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation would not have, individually or in the aggregate, a Business Material Adverse Effect.
          (b) Each Acquired Company and with respect to the Other Business, each Seller Entity, is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for each Seller Entity and each Acquired Company to own, lease and operate its properties and assets or to carry on the Other Business as it is now being conducted (the “Seller Permits”), except where the failure to have any of Seller Permits would not have, individually or in the aggregate, a Business Material Adverse Effect. All Seller Permits are in full force and effect, except where the failure to be in full force and effect would not have, individually or in the aggregate, a Business Material Adverse Effect.
     3.6 Environmental Laws and Regulations.
          (a) Except as would not, individually or in the aggregate, have a Business Material Adverse Effect, (i) the Seller Entities and the Acquired Companies have conducted the Other Business in compliance with all applicable Environmental Laws (as hereinafter defined), (ii) no Hazardous Substance (as hereinafter defined) is present in, on, under or about any of the properties currently owned or leased by any of the Acquired Companies or, in connection with the operation of the Other Business, the Seller Entities in amounts exceeding the levels permitted by applicable Environmental Laws and for which any Seller Entity or any Acquired Company would reasonably be expected to be liable, (iii) to the knowledge of Knight Ridder as of March 12, 2006 and the Merger Closing Date, no Hazardous Substance is present in, on, under or about any of the properties previously owned or leased by any of the Acquired Companies or, with respect to the Other Business, the Seller Entities, in amounts exceeding the levels permitted by applicable Environmental Laws and for which any Seller Entity or any Acquired Company would reasonably be expected to be liable, (iv) since December 25, 2005, as of March 12, 2006, neither Knight Ridder nor any of its Subsidiaries (including the Acquired Companies) has received any notices, demand letters or requests for information from any federal, state, local or foreign Governmental Entity indicating that Knight Ridder and its Subsidiaries may be in violation of, or liable under, any Environmental Law as it pertains to the operation of the Other Business, (v) to the knowledge of Knight Ridder as of March 12, 2006 and the Merger Closing Date, no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law, or in a manner giving rise to any liability under Environmental Law, from any properties owned, leased or operated by any of the Acquired Companies or, with respect to the Other Business, the Seller Entities, as a result of any activity of any Seller Entity or any Acquired Company during the time such properties were owned, leased or operated by any Seller Entity or any Acquired Company and (vi) neither any Acquired Company or its properties nor any of the properties of the Seller Entities that are used in connection with the operation of the Other Business are subject to any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or written claim asserted or arising under any Environmental Law. It is agreed and understood that no representation or warranty is made in respect of environmental matters in any Section of this Agreement other than this Section 3.6.
          (b) Except as would not have a Business Material Adverse Effect, none of the Acquired Companies or, with respect to the Other Business, any of the Seller Entities, has entered into any agreement that would require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws, other than environmental provisions of lease agreements, typical hazardous materials purchasing, handling, transportation and disposal contracts or arising out of financial assurance requirements under Environmental Laws.
          (c) As used herein, “Environmental Law” means any Law relating to (x) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), (y) worker safety or (z) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at the date hereof.
          (d) As used herein, “Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any Governmental Entity or any Environmental Law including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls or toxic mold.
     3.7 Employee Benefit Plans.
          (a) Section 3.7(a) of the Seller Disclosure Schedules lists all material Benefit Plans. “Benefit Plans” means all compensation or employee benefit plans, programs, policies, agreements or other arrangements, whether or not “employee benefit plans” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), providing cash- or equity-based incentives, health, medical, dental, disability, accident or life insurance benefits or vacation, severance, retirement, pension or savings benefits, that are sponsored, maintained or contributed to by Knight Ridder or any of its affiliates for the benefit of current or former employees, directors or consultants of any Acquired Company (with respect to their relationship to the Other Business) or other officers, employees, or consultants of Knight Ridder or any of its affiliates who provide services primarily with respect to the Other Business and all employee agreements providing compensation, vacation, severance or other benefits to any current or former officer, employee or consultant of the Acquired Companies or other officers, employees, or consultants of Knight Ridder or any affiliates who provide services primarily with respect to the Other Business (with respect to their relationship to the Business) (each a “Business Employee” and collectively, the “Business Employees”).
          (b) Other than as disclosed on Section 3.7(a) of the Seller Disclosure Schedules, neither any Seller Entity nor any Acquired Company has any commitment to establish any new Benefit Plan (except to the extent required by Law or to conform any such Benefit Plan to the requirements of any applicable Law, or as required by this Agreement) or to modify any Benefit Plan for the benefit of the Business Employees.
          (c) Documents. Seller has made available to Parent correct and complete copies of:
               (i) each Benefit Plan;
               (ii) the most recent annual actuarial valuations, if any, prepared for each Benefit Plan;
               (iii) the most recent annual report (Form Series 5500) and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Benefit Plan;
               (iv) if the Benefit Plan is funded, the most recent annual and periodic accounting of Benefit Plan assets;
               (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Benefit Plan;
               (vi) all communications material provided to any Business Employees relating to any Benefit Plan and any proposed Benefit Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any additional material liability to any Seller Entity or any Acquired Company that does not otherwise arise from existing rights under the terms of the Benefit Plans or existing award agreements thereunder; and
               (vii) any IRS determination letters relating to each Benefit Plan.
          (d) Each material Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto, except for such non-compliance which would not have, individually or in the aggregate, a Business Material Adverse Effect.
          (e) Any Benefit Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code:

               (i) has either applied for, prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements, or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination;
               (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation; and
               (iii) has had no event, condition or circumstance that has adversely affected or is likely to adversely affect such qualified status.
          (f) No Benefit Plan provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and neither any Seller Entity nor any Acquired Company has made a binding commitment to provide to any Business Employee (either individually or to Business Employees as a group) with post-termination or retiree welfare benefits, except to the extent required by COBRA or other applicable statute.
          (g) With respect to each material Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, except as would not have, individually or in the aggregate, a Business Material Adverse Effect, as of the date hereof:
               (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA,
               (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred,
               (iii) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC)” have been timely paid in full,
               (iv) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by Seller or any Acquired Company, and
               (v) the PBGC has not instituted proceedings to terminate any such Benefit Plan.
          (h) To the knowledge of Knight Ridder, as of March 12, 2006, there does not exist any Controlled Group Liability that would be a liability of Seller or any of its Subsidiaries following the Closing. “Controlled Group Liability” means liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code or (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and

Section 4980B of the Code, other than such liabilities that arise solely out of, or relate solely to, the Benefit Plans.
          (i) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event:
               (i) entitle any Business Employee to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or as required by applicable Law, or
               (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such Business Employee, except as expressly provided in this Agreement.
     3.8 Absence of Certain Changes or Events.
          (a) From December 25, 2005 through the date of this Agreement, except as otherwise contemplated, required or permitted by this Agreement or the Merger Agreement, the Other Business has been conducted, in all material respects, in the ordinary course of business consistent with past practice and there has not been (i) any event, development or state of circumstances that has had, individually or in the aggregate, a Business Material Adverse Effect, (ii) any distribution or dividend made by any Acquired Company (other than by an Acquired Subsidiary to its parent Acquired Company), (iii) any material repurchase of equity securities by any Acquired Company, (iv) any split, combination or reclassification of any of the Acquired Companies’ capital stock, (v) any material change in accounting methods, principles or practices of any Acquired Company or, with respect to the Other Business, any Seller Entity, (vi) any material acquisition by any Acquired Company or, with respect to the Other Business, any Seller Entity, of, or agreement by any Acquired Company or, with respect to the Other Business, any Seller Entity, to acquire, any business or corporation, partnership, association or other business organization or division thereof or (vii) any sale, lease, license or other disposition of any material properties or assets of any Acquired Company or any material properties or assets included in the Acquired Assets except the sale, lease, license or disposition of property or assets in the ordinary course of business consistent with past practice.
          (b) Since the date of this Agreement, there has not been any event, development or state of circumstances that has had, individually or in the aggregate, a Business Material Adverse Effect.
     3.9 Investigations; Litigation. As of the date hereof, (a) there is no investigation or review pending (or, to the knowledge of Knight Ridder as of March 12, 2006, threatened) by any Governmental Entity with respect to the Other Business and (b) there are no actions, suits, inquiries, claims, investigations or proceedings pending (or, to the knowledge of Knight Ridder as of March 12, 2006, threatened) against or affecting the Other Business, or any of the properties related to the Other Business at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity or arbitrator, in each case of clause (a) or (b), which would have, individually or in the aggregate, a Business Material Adverse Effect.

     3.10 Tax Matters.
          (a) Except as would not have, individually or in the aggregate, a Business Material Adverse Effect, (i) each Seller Entity and each Acquired Company have prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are true, correct and complete, (ii) each Seller Entity and each Acquired Company have paid all Taxes that are required to be paid by any of them, except with respect to matters contested in good faith or for which adequate reserves have been established in accordance with GAAP, (iii) the U.S. consolidated federal income Tax Returns of the Seller Entities and the Acquired Companies have been examined by the Internal Revenue Service (or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired) for all periods ending on or before December 30, 2001, (iv) there are not pending or threatened in writing, any audits, examinations, investigations or other proceedings in respect of U.S. federal or state Taxes, (v) there are no Liens for Taxes on any of the Acquired Assets or any of the assets of the Acquired Companies other than Permitted Liens, (vi) neither any Seller Entity nor any Acquired Company has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law) and (vii) neither any Seller Entity nor any Acquired Company has engaged in a “reportable transaction,” within the meaning of Treas. Reg. Section 1.6011-4(b), or any transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a “listed transaction,” as set forth in Treas. Reg. Section 1.6011-4(b)(2).
          (b) As used in this Agreement, (i) “Taxes” means any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, taxes in the nature of excise, withholding, ad valorem or value added, and any obligations with respect to such amounts arising as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or under any agreements or arrangements with any other person and including any liability for taxes of a predecessor entity, and (ii) “Tax Return” means any return, report or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.
     3.11 Labor Matters. Except for such matters which would not have, individually or in the aggregate, a Business Material Adverse Effect, (a) as of the date hereof, (i) there are no strikes or lockouts with respect to any Business Employees and, (ii) to the knowledge of Knight Ridder as of March 12, 2006, there is no union organizing effort pending or threatened against the Other Business, (iii) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of Knight Ridder as of March 12, 2006, threatened against the Other Business, and (iv) there is no slowdown, or work stoppage in effect or, to the knowledge of Knight Ridder as of

March 12, 2006, threatened with respect to Business Employees and (b) the Acquired Companies and, with respect to the Other Business, the Seller Entities, are in compliance with all applicable Laws respecting (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours and (iii) unfair labor practices. Neither any Seller Entity with respect to the Other Business nor any Acquired Company has any liabilities under the Worker Adjustment and Retraining Act of 1998 (the “WARN Act, as a result of any action taken by Seller or Knight Ridder (other than at the written direction of Buyer or as a result of any of the transactions contemplated by the Merger Agreement or hereby) that would have, individually or in the aggregate, a Business Material Adverse Effect.
     3.12 Intellectual Property. Except as would not have, individually or in the aggregate, a Business Material Adverse Effect, either one or more of the Seller Entities or an Acquired Company owns, or is licensed or otherwise possesses legally enforceable rights to use, all material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, registered and unregistered copyrights, patents or applications and registrations used in the Other Business as currently conducted (collectively, the “Intellectual Property”). Except as would not have, individually or in the aggregate, a Business Material Adverse Effect, (a) as of the date hereof, there are no pending or, to the knowledge of Knight Ridder as of March 12, 2006, threatened claims by any person alleging infringement of any material intellectual property rights of any person by the Acquired Companies or by the Seller Entities for their use of the Intellectual Property used in the Other Business, (b) to the knowledge of Knight Ridder as of March 12, 2006, the conduct of the Other Business does not infringe any intellectual property rights of any person, (c) as of the date hereof, neither Knight Ridder nor any Acquired Company has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property of the Acquired Companies or included in the Acquired Assets, and (d) to the knowledge of Knight Ridder as of March 12, 2006, no person is infringing any Intellectual Property of the Acquired Companies or included in the Acquired Assets.
     3.13 Real Property. Section 3.13 of the Seller Disclosure Schedules sets forth a list of material real property currently owned or leased by one or more of the Seller Entities or the Acquired Companies and used in the operation of the Other Business. Except as would not have, individually or in the aggregate, a Business Material Adverse Effect, a Seller Entity or an Acquired Company owns and has valid title to all of its owned real property and has valid leasehold interests in all of its leased properties used in the operation of the Other Business, except for properties and assets that have been disposed of in the ordinary course of business since December 25, 2005, free and clear of all Liens (except for Permitted Liens and all other title exceptions, defects, encumbrances and other matters, whether or not of record, which do not materially and adversely affect the continued use of the property for the purposes for which the property is currently being used by one or more of the Seller Entities or the Acquired Companies in the Other Business as of the date hereof, excluding therefrom mortgages, deeds of trust, judgment liens, Tax liens for delinquent taxes and other monetary liens). Except as would not have, individually or in the aggregate, a Business Material Adverse Effect, each material lease agreement related to the operation of the Other Business to which any Seller Entity or any Acquired Company is a party is valid and enforceable and neither any Seller Entity nor any Acquired Company is in default under any such agreement, and no circumstances exist which, with notice, the passage of time or both, would reasonably be expected to constitute a default of any Seller Entity or any Acquired Company under any such agreement.
     3.14 Material Contracts.
          (a) Except for this Agreement or as filed as exhibits to the forms, documents and reports required to be filed or furnished by Knight Ridder with the SEC since December 28, 2003 and prior to the date hereof, as of the date hereof, no Acquired Company nor, with respect to the Other Business, any Seller Entity is a party to or bound by any (i) “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) any contract containing any covenant materially limiting the right of the Acquired Companies or, with respect to the Other Business, the Seller Entities, to engage in the Other Business, (iii) any mortgages, indentures, financial guarantees, loans or credit agreements, security agreements or other contracts relating to the borrowing of money or extension of credit, other than accounts receivable and payable in the ordinary course of business or (iv) any material settlement agreement with material continuing obligations of, or material restrictions on, the Acquired Companies or, with respect to the Other Business, the Seller Entities (all contracts of the type described in this Section 3.14(a) being referred to herein as “Business Material Contracts”).
          (b) No Acquired Company or, with respect to the Other Business, any Seller Entity is in breach of or default under the terms of any Business Material Contract where such breach or default would have, individually or in the aggregate, a Business Material Adverse Effect. To the knowledge of Knight Ridder as of March 12, 2006 and the Merger Closing Date, no other party to any Business Material Contract is in breach of or default under the terms of any Business Material Contract where such breach or default would have, individually or in the aggregate, a Business Material Adverse Effect. Each Business Material Contract is a valid and binding obligation of a Seller Entity or an Acquired Company and, to the knowledge of Knight Ridder as of March 12, 2006 and the Merger Closing Date, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
     3.15 Transactions with Affiliates. Except as set forth in Knight Ridder’s report on Form 10-K/A filed with the SEC on April 14, 2006 or Knight Ridder’s last proxy statement filed with the SEC filed prior to March 12, 2006, since the date of Knight Ridder’s last proxy statement filed with the SEC filed prior to March 12, 2006, no event had occurred as of March 12, 2006, that would be required to be reported by Knight Ridder pursuant to Item 404 of Regulation S-K promulgated by the SEC with regard to the Acquired Companies or the Other Business.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER CONCERNING ITSELF
     Except as disclosed in the Seller Disclosure Schedules, Seller represents and warrants to Buyer as follows:
     4.1 Organization. Seller is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.
     4.2 Corporate Authority Relative to this Agreement; No Violation.
          (a) Seller has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements to be executed and delivered by Seller and to consummate the transactions contemplated hereby and thereby. At the Closing, each applicable Seller Entity will have all requisite corporate power and authority to enter into the Ancillary Agreements to be executed and delivered by such Seller Entity and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to be executed and delivered by Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of Seller, and no other corporate proceedings on the part of Seller are necessary to authorize the consummation of the transactions contemplated hereby and thereby. At the Closing, the execution and delivery of the Ancillary Agreements to be executed and delivered by each applicable Seller Entity and the consummation of the transactions contemplated hereby and thereby will have been duly and validly authorized by the Board of Directors, and if necessary, the stockholders or members, of each applicable Seller Entity, and no other corporate proceedings on the part of such Seller Entity will be necessary to authorize the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Seller, and the Ancillary Agreements to be executed and delivered by each applicable Seller Entity will, as of the Closing, have been, duly and validly executed and delivered by each such Seller Entity and, assuming this Agreement constitutes the valid and binding agreement of Buyer and each of the Ancillary Agreements constitutes the valid and binding agreement of the other parties thereto, this Agreement constitutes, and as of the Closing, the Ancillary Agreements to be executed and delivered by each applicable Seller Entity will constitute, the valid and binding agreement of Seller and such Seller Entity, enforceable against Seller and such Seller Entity in accordance with its terms.
          (b) Other than in connection with or in compliance with (i) the Delaware General Corporation Law, (ii) the Securities Act of 1933 (the “Securities Act”), (iii) the Securities Exchange Act of 1934 (the “Exchange Act”) and (iv) the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and other federal and state competition laws (collectively, the “Seller Approvals”), no authorization, consent or approval of, or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by the Seller Entities of the transactions contemplated by this Agreement and the Ancillary Agreements to which any Seller Entity is a party, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not have, individually or in the aggregate, a Business Material Adverse Effect or materially impair or delay the consummation of the transactions contemplated hereby.
          (c) The execution and delivery by Seller of this Agreement and the execution and delivery by each applicable Seller Entity of the Ancillary Agreements to be executed and delivered by such Seller Entity does not, and, except as described in Section 4.2(b), the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon (x) Seller and its Subsidiaries which Seller (prior to the Effective Time) or its Subsidiaries (prior to the Effective Time) were a party prior to the Effective Time or (y) to the knowledge of Seller, any Acquired Company or, with respect to the Other Business, any Seller Entity or included in the Acquired Assets or, to the knowledge of Seller, result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”), other than any such Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet due, being contested in good faith or for which adequate accruals or reserves have been established, (B) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (C) which is disclosed on the most recent balance sheet of Knight Ridder or notes thereto or securing liabilities reflected on such balance sheet or (D) which was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of Knight Ridder and is immaterial in amount (each of the foregoing, a “Permitted Lien”), upon any of the properties or assets of any Acquired Company or included in the Acquired Assets, (ii) conflict with or result in any violation of any provision of the articles of incorporation or by-laws or other equivalent organizational document, in each case as amended, of Seller or any of its Subsidiaries, any Seller Entity or any Acquired Company, (iii) conflict with or violate any applicable Laws, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not have, individually or in the aggregate, a Business Material Adverse Effect and would not materially impair or delay the consummation of the transactions contemplated hereby.
     4.3 Investigations; Litigation. As of the date hereof, (a) there is no investigation or review pending (or, to the knowledge of Seller, threatened) by any Governmental Entity with respect to Seller or any of Seller’s Subsidiaries, and (b) there are no actions, suits, inquiries, claims, investigations or proceedings pending (or, to the knowledge of Seller, threatened) against or affecting Seller or any of Seller’s Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity or arbitrator, in each case of clause (a) or (b), which would result in a Business Material Adverse Effect or materially impair or delay the consummation of the transactions contemplated hereby.
     4.4 Finders or Brokers. Except for Credit Suisse Securities (USA) LLC, whose fees will be the sole responsibility of Seller, neither Seller nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this

Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the transactions contemplated hereby.
     4.5 Title. At the Closing, 100% of the issued and outstanding LLC Interests (except as provided in Schedule A) will be conveyed by the Seller Entities to Buyer (or one or more of its permitted assignees as set forth in Section 11.8) pursuant to the LLC Assignments or the Acquired Company Mergers, as applicable, free and clear of all Liens (other than Liens securing Assumed Liabilities and restrictions imposed by applicable securities laws). At the Closing, the Acquired Assets conveyed by the Seller Entities to Buyer at the Closing pursuant to this Agreement will be free and clear of all Liens imposed by the Seller Entities following the Effective Time securing Excluded Liabilities.
     4.6 Merger Agreement. The Merger Agreement in the form filed by Seller with the SEC as an exhibit to its current report on Form 8-K filed on March 13, 2006, is true and correct and except for the schedules, exhibits and agreements referred to therein (none of which is inconsistent with the description of the Merger Agreement and Seller’s rights thereunder set forth in Section 6.1 hereof), is not subject to any qualification, amendment or modification or any additional agreement between Seller and Knight Ridder as of the date hereof or that, in the case of matters occurring after the date hereof, will not be promptly disclosed in writing to Buyer. As of the date hereof, Seller has not taken any of the actions described in Section 6.2(c) hereof that, if taken on or after the date hereof, would require the consent of Buyer pursuant to Section 6.2(c).
     4.7 No Additional Representations. Other than the representations and warranties expressly set forth in Article 3 and this Article 4, Seller shall not be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents and warrants to Seller that except as disclosed in the Disclosure Schedules delivered to Seller by Buyer at the time of execution of this Agreement (the “Buyer Disclosure Schedules”):
     5.1 Organization. Buyer (and any of its permitted assignees as set forth in Section 11.8) is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.
     5.2 Corporate Authority Relative to this Agreement; No Violation.
          (a) Buyer (and any of its permitted affiliated assignees as set forth in Section 11.8) has all requisite corporate power and authority to enter into this Agreement and the Ancillary

Agreements to be executed and delivered by Buyer (and any of its permitted affiliated assignees as set forth in Section 11.8) and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to be executed and delivered by Buyer (and any of its permitted affiliated assignees as set forth in Section 11.8) and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of Buyer (and any of its permitted affiliated assignees as set forth in Section 11.8), and no other corporate proceedings on the part of Buyer (and any of its permitted affiliated assignees as set forth in Section 11.8) are necessary to authorize the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and the Ancillary Agreements to be executed and delivered by Buyer (and any of its permitted affiliated assignees as set forth in Section 11.8) will, as of the Closing, have been, duly and validly executed and delivered by Buyer and, assuming this Agreement constitutes, and as of the Closing the Ancillary Agreements to be executed and delivered by the applicable Seller Entities will constitute the valid and binding agreement of such Seller Entities, this Agreement constitutes, and as of the Closing, the Ancillary Agreements to be executed and delivered by Buyer (and any of its permitted affiliated assignees as set forth in Section 11.8) will constitute, the valid and binding agreement of Buyer (and any of its permitted affiliated assignees as set forth in Section 11.8), enforceable against Buyer (and any of its permitted affiliated assignees as set forth in Section 11.8) in accordance with its terms.
          (b) Other than in connection with or in compliance with (i) the Delaware General Corporation Law, (ii) the Securities Act, (iii) the Exchange Act and (iv) the HSR Act and other federal and state competition laws (collectively, the “Buyer Approvals”), no authorization, consent or approval of, or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by Buyer (and any of its permitted affiliated assignees as set forth in Section 11.8) of the transactions contemplated by this Agreement and the Ancillary Agreements, except for such authorizations, consents, approvals or filings, that, if not obtained or made, would not materially impair or delay the consummation of the transactions contemplated hereby.
          (c) The execution and delivery by Buyer (and any of its permitted affiliated assignees as set forth in Section 11.8) of this Agreement and the Ancillary Agreements to be executed and delivered by Buyer (and any of its permitted affiliated assignees as set forth in Section 11.8) does not, and, except as described in Section 5.2(b), the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Buyer (and any of its permitted affiliated assignees as set forth in Section 11.8) or any of its Subsidiaries or result in the creation of any Lien, other than any such Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet due, being contested in good faith or for which adequate accruals or reserves has been established, (B) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business or (C) which is immaterial in amount to Buyer, (ii) conflict with or result in any violation of any provision of the articles of incorporation or by-laws or other equivalent organizational document, in each case as amended, of Buyer (and any of its permitted affiliated assignees as set forth in Section 11.8) or any of its Subsidiaries or (iii) conflict with or violate any applicable Laws, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, loss or Lien that would not materially impair or delay the consummation of the transactions contemplated hereby.
     5.3 Investigations; Litigation. As of the date hereof, (a) there is no investigation or review pending (or, to the knowledge of Buyer, threatened) by any Governmental Entity with respect to Buyer (and any of its permitted affiliated assignees as set forth in Section 11.8) or any of Buyer’s (and those of any of its permitted affiliated assignees as set forth in Section 11.8) Subsidiaries, and (b) there are no actions, suits, inquiries, claims, investigations or proceedings pending (or, to the knowledge of Buyer, threatened) against or affecting Buyer (and any of its permitted affiliated assignees as set forth in Section 11.8) or any of Buyer’s (and those of any of its permitted affiliated assignees as set forth in Section 11.8) Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity or arbitrator, in each case of clause (a) or (b), which would materially impair or delay the consummation of the transactions contemplated hereby.
     5.4 Finders or Brokers. Neither Buyer (and any of its permitted affiliated assignees as set forth in Section 11.8) nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the transactions contemplated hereby, other than Banc of America Securities LLC whose fees shall be the sole obligation of MediaNews.
     5.5 Investment Intent. Buyer (and any of its permitted affiliated assignees as set forth in Section 11.8) is acquiring the LLC Interests (or effecting the Acquired Company Mergers) and the Acquired Assets not with a view to their distribution within the meaning of Section 2(11) of the Securities Act. Buyer is an “accredited investor” as defined in Section 501(a) of the Securities Act.
     5.6 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement (including any financing in connection with the transactions contemplated hereby) and excluding the effect of any inaccuracy of the representations and warranties contained in Article 3, (i) none of Buyer (and any of its permitted affiliated assignees as set forth in Section 11.8) or any of its Subsidiaries, taken as a whole, will have incurred debts beyond its ability to pay such debts as they mature or become due and the then present fair salable value of the assets of Buyer (and any of its permitted affiliated assignees as set forth in Section 11.8) and each of its Subsidiaries, taken as a whole, will exceed the amount that will be required to pay its respective probable liabilities (including the probable amount of all contingent liabilities) and its respective debts as they become absolute and matured, (ii) the assets of Buyer (and any of its permitted affiliated assignees as set forth in Section 11.8) and each of its Subsidiaries, taken as a whole, at a fair valuation, will exceed its respective debts (including the probable amount of all contingent liabilities) and (iii) none of Buyer (and any of its permitted affiliated assignees as set forth in Section 11.8) or any of its

Subsidiaries, taken as a whole, will have unreasonably small capital to carry on its business as presently conducted or as proposed to be conducted. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud creditors of any Seller Entity or Acquired Company.
     5.7 Available Funds. Buyer (and any of its permitted affiliated assignees as set forth in Section 11.8) will have available at the Closing all funds necessary for the payment of the Purchase Price.
     5.8 Intent and Capability with Regard to Properties. Buyer (and any of its permitted affiliated assignees as set forth in Section 11.8) has the intent and capability (including the necessary managerial, operational, technical and financial capability) to operate the St. Paul Pioneer Press as a viable, ongoing newspaper business in the Minneapolis/St Paul area until such time as Buyer (or any of its permitted affiliated assignees as set forth in Section 11.8) sells the St. Paul Pioneer Press to a Partner Affiliate or, to the extent permitted by applicable Law, enters into a management agreement with a Partner Affiliate whereby such Partner Affiliate takes control over operation of the St. Paul Pioneer Press.
ARTICLE 6
COVENANTS
     6.1 No Liability of Seller for Actions and Inaction of Knight Ridder. Without limitation of its rights under Article 8 and Article 9, Buyer acknowledges and agrees that Seller does not currently operate or control Knight Ridder or any Subsidiary thereof, any Acquired Company or the Business and has only the limited contractual rights with regard to the conduct of Knight Ridder as are set forth in the Merger Agreement. Buyer and its representatives have had an opportunity, prior to the execution of this Agreement by Buyer, to review the terms of the Merger Agreement, and Buyer understands that the limited contractual rights granted by Knight Ridder under the Merger Agreement: (i) address the conduct of the business of Knight Ridder and its Subsidiaries as a whole and not the Business, the Other Business or the Acquired Companies separately, (ii) are subject to materiality (or “material adverse effect”) thresholds related to the business of Knight Ridder and its Subsidiaries as a whole which are inherently higher thresholds of materiality than materiality (or “material adverse effect”) to the Business, the Other Business or the Acquired Companies, (iii) are solely contractual in nature and (iv) may be subject to dispute or differing interpretations as to their meaning or import. For these and other reasons, Buyer understands and agrees, without limitation of its rights under Article 8 and Article 9, that, prior to the Effective Time, although Seller has agreed herein to exercise its contractual rights under the Merger Agreement so as to use commercially reasonable efforts to require that Knight Ridder or its Subsidiaries to take or refrain from taking certain actions, Seller does not possess sufficient rights to cause Knight Ridder or its Subsidiaries (including the Acquired Companies) to act or refrain from acting as may be contemplated by this Agreement and, in fact, is ultimately unable to cause Knight Ridder or its Subsidiaries (including the Acquired Companies) to take or refrain from taking any action whatsoever. Accordingly, it is acknowledged and agreed that, notwithstanding anything herein to the contrary but without limitation of Buyer’s rights under Article 8 and Article 9, Seller shall have no liability, directly or indirectly, for any reason whatsoever, arising from or relating to any action or failure to act on the part of Knight Ridder or any of its direct or indirect Subsidiaries (including the Acquired Companies) which occurs, commences or is agreed to prior to the Effective Time. For the avoidance of doubt, nothing in this Section 6.1 shall relieve Seller of its obligations set forth in Section 6.2(c).
     6.2 Conduct of Business by the Acquired Companies.
          (a) From and after the date hereof and prior to the Closing or the date, if any, on which this Agreement is earlier terminated pursuant to Section 9.1 (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) as may be agreed in writing by Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be contemplated or required by this Agreement or (iv) as set forth in Section 6.2 of the Seller Disclosure Schedules, Seller covenants and agrees with Buyer that (A) (x) prior to the Effective Time, Seller shall exercise its contractual rights under the Merger Agreement so as to use commercially reasonable efforts to require that the Other Business shall be conducted in, and the Acquired Companies and, with respect to the Other Business, the Seller Entities, shall not take any action except in, the ordinary course of business and (y) following the Effective Time, the Other Business shall be, conducted in the ordinary course of business, and (B) prior to the Effective Time, Seller shall exercise its contractual rights under the Merger Agreement so as to use commercially reasonable efforts to require that Knight Ridder and its Subsidiaries, and following the Effective Time, Seller and its Subsidiaries shall, use commercially reasonable efforts to preserve intact the present business organizations of the Acquired Companies and, with respect to the Other Business, the Seller Entities, and to preserve their relationships with significant customers, suppliers, licensors and licensees of the Other Business and others with which they have business dealings related to the Other Business.
          (b) Seller agrees with Buyer, that (A) between the date hereof and the Effective Time, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned) and except as may be contemplated or required by this Agreement, Seller will exercise its contractual rights under the Merger Agreement so as to use commercially reasonable efforts to require that the Acquired Companies (and, solely with respect to clauses (ii), (iii), (iv), (ix), (x), (xii), (xv), (xvi) and, solely with respect to the foregoing, (xvii), of this Section 6.2(b), the Seller Entities with respect to the Other Business) and (B) following the Effective Time until the Closing, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), and except as may be contemplated or required by this Agreement, Seller will require that the Acquired Companies (and, solely with respect to clauses (ii), (iii), (iv), (ix), (x), (xii), (xv), (xvi) and, solely with respect to the foregoing, (xvii), of this Section 6.2(b), the Seller Entities with respect to the Other Business):
               (i) shall not, and shall not permit any of its Subsidiaries to (A) authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (and following the LLC Conversions, its LLC Interests) (whether in cash, assets, stock or other securities of such Acquired Company or its Subsidiaries) except dividends and distributions paid or made in the ordinary course of business or (B) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of an Acquired Company which remains a wholly owned Subsidiary after consummation of such transaction;
               (ii) except as required by (x) existing written agreements or Benefit Plans, or (y) as otherwise required by applicable Law, shall not, and shall not permit any of its Subsidiaries to (A) increase the compensation or other benefits payable or provided to any Acquired Company’s or Seller Entity’s (in respect of the Other Business) directors, executive officers, publishers, or any other individual who has entered into an agreement with an Acquired Company or, with respect to the Other Business, a Seller Entity, that provides change in control and/or severance protection by more than 5% from the level at which such compensation or benefits were payable immediately prior to the date of this Agreement, (B) increase the compensation or benefits payable to any Business Employee except as in accordance with the ordinary course of business and consistent with past practice, (C) enter into any employment, consulting, special retirement, change of control, separation, severance or retention agreement with any Business Employee (provided that Seller, Knight Ridder or any Acquired Company may enter into individual agreements in accordance with the ordinary course of business and consistent with past practice that provide for payments not in excess of $250,000 per individual and provided further that the total aggregate payments under all such agreements (together with payments under agreements permitted under the corresponding provision of the Bay Area Agreement) shall not exceed $2,500,000), (D) except as permitted pursuant to clause (B) above, establish, adopt, enter into or amend any Benefit Plan, collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any Business Employees, except, in each case, as would not result in a material increase in cost, or (E) hire, promote, demote or otherwise change the employment status (e.g., part-time, full-time, leave), title or other material term or material condition of employment of any individual who is (or would become after such hiring, promotion, demotion or change) a publisher or executive editor who is a Business Employee; provided, however, that notwithstanding the foregoing, Seller, Knight Ridder or any Acquired Company may pay “stay bonuses” in accordance with the provisions outlined in Section 6.2(b)(ii) of the Seller Disclosure Schedules;
               (iii) shall not, and shall not permit any of its Subsidiaries to, (x) agree to labor or employment arbitration awards or settlements applicable to Business Employees resulting in total payments (together with payments permitted under the corresponding provision of the Bay Area Agreement) of more than $300,000 or (y) agree in a labor arbitration or settlement to a work condition applicable to the Other Business that would set a precedent adversely affecting the Other Business;
               (iv) shall not, and shall not permit any of its Subsidiaries to, enter into or make any loans or advances to any Business Employee (other than loans or advances in the ordinary course of business consistent with past practice) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons, except as required by the terms of any Benefit Plan;

               (v) shall not, and shall not permit its Subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law and except for changes at or after the Effective Time effected to conform the policies, procedures and methods of Knight Ridder and its Subsidiaries with those of Seller and its Subsidiaries;
               (vi) shall not, and shall not permit any of its Subsidiaries to, adopt any material amendments to its articles of incorporation or by-laws or similar applicable charter documents;
               (vii) shall not, and shall not permit any of its Subsidiaries to,
                    (1) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in any Acquired Company or any securities convertible into or exchangeable for any such shares or ownership interest in any Acquired Company, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities,
                    (2) take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan of an Acquired Company, or
                    (3) issue any equity-based compensation awards, whether settled in stock, cash, or otherwise;
               (viii) shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee, prepay or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise), other than in the ordinary course of business and except for (A) any indebtedness for borrowed money among any Acquired Company or Acquired Companies and/or any wholly-owned Subsidiary or Subsidiaries of an Acquired Company, in each case, in the ordinary course of business, (B) indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing indebtedness for borrowed money without increasing the amount of borrowing, (C) guarantees by an Acquired Company of indebtedness for borrowed money of Subsidiaries of an Acquired Company, which indebtedness is incurred in compliance with this Section 6.2(b) or (D) indebtedness for borrowed money incurred pursuant to agreements in effect prior to the execution of this Agreement;
               (ix) except for transactions among any Acquired Company or Acquired Companies and/or any wholly-owned Subsidiary or Subsidiaries of an Acquired Company, shall not sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of any material portion of the Acquired Assets or an Acquired Company’s material properties or assets;

               (x) shall not, and shall not permit any of its Subsidiaries to modify, amend, terminate or waive any rights in a manner adverse to the Other Business under (a) any Contract containing any covenant limiting the right of any Acquired Company or, with respect to the Other Business, any Seller Entity, to engage in any material line of business or compete with any person in any material line of business; (b) any Contract or group of related Contracts with a person or entities (or group of affiliated persons or entities) under which such modification, amendment, termination or waiver of any right would have a Business Material Adverse Effect; (c) any mortgages, indentures, financial guarantees, loans or credit agreements or security agreements or other Contracts relating to the borrowing of money or extension of credit, other than accounts receivable and payable in the ordinary course of business or (d) any material settlement agreement which contains continuing material obligations of the Acquired Companies or the Other Business (all contracts of the type described in this Section 6.2(b)(x) being referred to herein as “Section 6.2 Contracts”);
               (xi) shall not, and shall not permit any of its Subsidiaries to, enter into any Section 6.2 Contracts or Business Material Contracts, other than, in each case, in the ordinary course of business and in compliance with the other restrictions set forth in this Section 6.2;
               (xii) shall not, and shall not permit any of its Subsidiaries to, make, change or revoke any material Tax election, file any material amended Tax Return, settle or compromise any material liability for Taxes or surrender any material claim for a refund of Taxes;
               (xiii) shall not, and shall not permit any of its Subsidiaries to, enter into any new line of business material to it and its Subsidiaries, taken as a whole;
               (xiv) shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any person or entity or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Business, except in the ordinary course of business;
               (xv) shall not, and shall not permit any of its Subsidiaries to, settle any material claim, action or proceeding (other than any such claim, action or proceeding which is the subject of Section 6.2(b)(iii)), except to the extent such settlement provides solely for the payment of money damages which are (x) subject to reserves existing as of the date hereof in accordance with GAAP, (y) covered by existing insurance policies or (z) otherwise less than $500,000;
               (xvi) shall not, and shall not permit any of its Subsidiaries to, engage in bargaining with any union representing any Business Employee, except bargaining that is done after notice to and consultation with Buyer; and
               (xvii) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

          (c) Seller covenants and agrees with Buyer that, between the date hereof and the Effective Time, to the extent it would not violate applicable Law and the terms of the Merger Agreement, except as otherwise consented to in writing by Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), Seller will not in a manner that is adverse to the Other Business, waive, amend or agree to amend, any provisions of the Merger Agreement to the extent relating to the Acquired Companies, the Acquired Assets, the Assumed Liabilities or the Other Business or consent to any matter relating to the conduct of the Other Business that requires the written consent of Seller under Section 5.1(a) or 5.1(b) of the Merger Agreement.
     6.3 Access to Information; Confidentiality.
          (a) Prior to the Effective Time, Seller shall exercise its contractual rights under the Merger Agreement so as to use commercially reasonable efforts to require that Knight Ridder will afford to Buyer, MediaNews and their respective Representatives, and following the Effective Time, Seller shall afford to Buyer, Media News and their respective Representatives reasonable access during normal business hours, throughout the period prior to the earlier of the Closing and the Termination Date, to the properties, employees, contracts, commitments, books and records of the Acquired Companies and, to the extent related to the Other Business, the Seller Entities, and any report, schedule or other document filed or received by an Acquired Company or, solely to the extent related to the Other Business, any Seller Entity, pursuant to the requirements of applicable Laws. Notwithstanding the foregoing, Seller shall not be required to afford such access if it would unreasonably disrupt the operations of Seller or the Other Business, would cause a violation of any agreement to which Seller or an Acquired Company or Buyer or any of its Subsidiaries is a party, would cause a significant risk, in the reasonable judgment of Seller, of a loss of privilege to the disclosing party, or any of its Subsidiaries or would constitute a violation of any applicable Law, nor shall Buyer or any of its Representatives be permitted to perform any invasive onsite environmental procedure with respect to any property of any Seller Entity or any Acquired Company.
          (b) The parties acknowledge that Seller, Knight Ridder and Buyer have previously executed a Confidentiality Agreement dated April 20, 2006 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with their terms and each of Buyer and Seller will hold, and will cause its respective directors, officers, employees, agents and advisors (including attorneys, accountants, consultants, bankers and financial advisors) to hold, any Evaluation Information (as defined in the Confidentiality Agreements) confidential in accordance with the terms of the Confidentiality Agreements.
     6.4 Mutual Best Efforts.
          (a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its commercially reasonable efforts (subject to, and in accordance with, applicable Law) to (and Seller shall exercise its contractual rights under the Merger Agreement so as to use commercially reasonable efforts to require that Knight Ridder and its Subsidiaries) take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement (except that nothing herein shall require Seller to consummate the Merger), including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals, including Seller Approvals and the Buyer Approvals, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.
          (b) Subject to the terms and conditions herein provided and without limiting the foregoing, Seller and Buyer shall (and Seller shall exercise its contractual rights under the Merger Agreement so as to use commercially reasonable efforts to require that Knight Ridder and its Subsidiaries will) (i) promptly (and, unless a later date is agreed to by the parties hereto, in any event within fourteen (14) days of the date of this Agreement) make any required submissions under the HSR Act in connection with this Agreement, (ii) use best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (y) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals and (z) furnishing the other party and to the other party’s counsel all such information as may be reasonably required in order to effectuate the foregoing actions, (iii) in the case of Buyer, use best efforts to offer to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby , including taking all such further action as reasonably may be necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other person may assert under Regulatory Law (as hereinafter defined) with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the transactions contemplated hereby so as to enable the Closing to occur as soon as expeditiously possible (provided that nothing herein shall require (x) Seller to consummate the Merger or (y) Buyer to propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of assets or businesses of Buyer or its Subsidiaries or affiliates or otherwise take or commit to take actions that after the Closing Date would limit the freedom of Buyer or its Subsidiaries’ or affiliates’ freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries’ businesses, product lines or assets), and (iv) subject to applicable legal limitations, the preservation of the attorney-client privilege and the instructions of any Governmental Entity, keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications between Seller or Buyer, as the case may be, or any of their respective Subsidiaries, and any third party and/or any Governmental Entity with respect to such transactions. Seller and Buyer shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity in connection with Buyer’s proposed purchase of the Acquired Companies and Acquired Assets. Each of Seller and Buyer agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with Buyer’s proposed purchase of the Acquired Companies and Acquired Assets unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate.
          (c) In furtherance and not in limitation of the covenants of the parties contained in this Section 6.4, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law (as hereinafter defined), each of Seller and Buyer shall cooperate in all respects with each other and shall use their respective best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement (provided that nothing herein shall require Seller to consummate the Merger and subject to clause (y) of the proviso to Section 6.4(b)(iii)). Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.4 shall limit a party’s right to terminate this Agreement pursuant to Section 9.1(b) so long as such party has, prior to such termination, complied with its obligations under this Section 6.4.
          (d) For purposes of this Agreement, “Regulatory Law” means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including without limitation any antitrust, competition or trade regulation Laws, that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, (ii) preserve or promote diversity of media ownership or (iii) protect the national security or the national economy of any nation.
     6.5 Tax Matters.
          (a) Responsibility for Certain Taxes. Seller shall indemnify and hold Buyer and its affiliates (including after the Closing, the Acquired Companies) harmless against (i) any income, franchise or similar Taxes (“Income Taxes”) imposed on any Acquired Company with respect to any taxable period (or portion thereof) of such Acquired Company ending on or before the Closing Date (each, a “Pre-Closing Tax Period”), including without limitation any such Income Taxes imposed upon the sale of the LLC Interests pursuant to this Agreement and any such Income Taxes imposed upon an Acquired Company as a result of its inclusion in a consolidated, combined or affiliated group of which any Seller Entity is a member for any period that includes the Closing Date with respect to income earned by any Seller Entity following the Closing Date, (ii) any Income Taxes imposed on any Seller Entity (other than, for any taxable period beginning after the Closing Date, an Acquired Company (each as defined in the Bay Area Agreement))with respect to any taxable period

(or portion thereof), (iii) any incremental Taxes imposed on Buyer, any permitted assignee of Buyer as set forth in Section 11.8, or any of their respective affiliates (including after the Closing, the Acquired Companies), or any of their direct or indirect owners, with respect to any taxable period (or portion thereof) as a result of an election made by any Seller Entity or (prior to the Closing) any Acquired Company for any Acquired Company to be treated as a corporation for U.S. federal, state or local income tax purposes following the LLC Conversions or the failure of any Seller Entity or (prior to the Closing) any Acquired Company to make an election if such election in Buyer’s reasonable judgment is necessary or advisable under applicable Law and requested by Buyer in order for any Acquired Company to be treated as a disregarded entity or other pass through entity for federal, state or local income tax purposes and (iv) any Taxes not arising out of or relating to the operation of the Other Business (x) imposed on any Seller Entity (other than, for any taxable period beginning after the Closing Date, an Acquired Company (each as defined in the Bay Area Agreement))with respect to any taxable period (or portion thereof) or (y) imposed on any Acquired Company with respect to any Pre-Closing Tax Period. In the case of any taxable period that includes (but does not end on) the Closing Date (each, a “Straddle Period”), the Income Taxes imposed upon any Acquired Company or any Seller Entity allocable to the Pre-Closing Tax Period shall be computed as if such taxable period ended on the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each period, provided, further, that any benefit attributable to any step-up in the basis of the assets of an Acquired Company resulting from the transactions contemplated hereby shall be allocated solely to the portion of the Straddle Period after the Closing Date. Following the Closing, Buyer shall indemnify and hold Seller harmless against any Taxes (other than Taxes paid prior to the Closing that are (i) not attributable to the post-Closing portion of any Straddle Period or (ii) attributable to the post-Closing period and reflected on the Statement of Working Capital) imposed on any Acquired Company or arising out of or relating to the operation of the Other Business or the Acquired Assets that are not the responsibility of Seller pursuant to this Section 6.5(a) or Section 6.7. The parties agree to treat the sale and purchase of the Acquired Assets and the LLC Interests (or the Acquired Company Mergers) for income tax purposes as a taxable sale of assets by the Seller Entities (or, in the case of the Acquired Company Mergers, by the Acquired Companies) occurring during the Pre-Closing Tax Period.
          (b) Tax Returns. Buyer shall be responsible for the preparation and filing of any Tax Return with respect to any Acquired Company or with respect to the Other Business or the Acquired Assets that is required to be filed after the Closing Date, other than any Tax Return for Income Taxes of (i) any Seller Entity with respect to any taxable period (or portion thereof) or (ii) any Acquired Company with respect to a Pre-Closing Tax Period (a “Pre-Closing Income Tax Return”). To the extent that Buyer is required to remit any Taxes that are the responsibility of Seller pursuant to Section 6.5(a), Seller shall pay to Buyer any such Taxes at least ten days prior to the due date for payment of such Taxes. Seller shall be responsible for the preparation and filing of any Tax Return with respect to any Acquired Company or the Business or the Acquired Assets that is required to be filed on or before the Closing Date and any Pre-Closing Income Tax Return, including in each case any amended Tax Return, and each such Tax Return shall be true and correct and completed in accordance with applicable law and consistent with past practice. To the extent that Seller is required to remit any Taxes that are the responsibility of Buyer pursuant to Section 6.5(a), Buyer shall pay to Seller any such Taxes at least ten days prior to the due date for payment of such Taxes.
          (c) Tax Contests. Seller shall control and bear the cost of the conduct of any audit, claim, dispute or controversy (“Tax Contest”) relating to any Tax for which Seller is responsible pursuant to Section 6.5(a); provided, however, that Seller shall not settle or compromise any such Tax Contest in a manner that could reasonably be expected to adversely affect the Tax liability of Buyer, the Acquired Companies, and their respective affiliates for any taxable period ending after the Closing Date without the consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned). Buyer shall control all other Tax Contests relating to any Acquired Company or the Other Business or the Acquired Assets. Notwithstanding the foregoing, if any Tax Contest involves Taxes for which the Seller is responsible pursuant to Section 6.5(a) as well as Taxes for which Buyer is responsible pursuant to Section 6.5(a), the parties shall jointly conduct such Tax Contest, with each party being entitled to control such Tax Contest (including with respect to any possible settlements or compromises) with respect to any issues which could result in liability for which such party is responsible; to the extent that any such jointly conducted Tax Contest involves any issue which could result in liability for both parties, the parties shall jointly control the conduct of the Tax Contest with respect to such issue, and no settlement or compromise of such issue shall be entered into without the consent of both parties. Disputes regarding the conduct of any Tax Contest that is jointly conducted shall be referred to the Independent Accountant for resolution if the parties are unable to reach agreement after attempting in good faith to do so; the Independent Accountant shall take into account the positions of both parties with due regard for the amount of each party’s potential liability.
          (d) Refunds and Credits. Any refunds or credits of Taxes of any Acquired Company or the Business or the Acquired Assets with respect to Taxes described in Section 6.5(a) paid by Seller, except to the extent reflected as an asset on the Statement of Working Capital, shall be for the account of Seller, and if Buyer receives any Tax refund or credit that relates to such Taxes, Buyer shall pay Seller the amount of any such refund or the value of such credit. Any refunds or credits of Taxes with respect to Taxes described in Section 6.5(a) paid by Buyer, except to the extent reflected as a liability on the Statement of Working Capital, shall be for the account of Buyer, and if any Seller Entity receives any Tax refund or credit that relates to such Taxes, Seller shall pay to Buyer the amount of any such refund or the value of such credit.
          (e) Cooperation. The parties to this Agreement shall provide assistance to each other as reasonably requested in preparing and filing Tax Returns and responding to Tax Contests, provide reasonably detailed notice of any Tax Contest sufficient to apprise the other party of the nature of the claim, make available to each other as reasonably requested all relevant information, records, and documents, including workpapers, relating to Taxes of any Acquired Company or relating to the Business or the Acquired Assets and retain any books and records that could reasonably be expected to be necessary or useful in connection with any preparation by any other party of any Tax Return, or for any Tax Contest.

          (f) Tax Sharing Agreements. Any Tax sharing or Tax allocation agreement between one or more Acquired Companies and one or more Seller Entities shall be terminated prior to the Closing and no payments shall be made thereunder on or after the Closing Date.
          (g) Survival; Conflicts. The indemnity obligations pursuant to this Section 6.5 and Section 6.7 shall survive indefinitely. In the event of a conflict between the provisions of this Section 6.5 or Section 6.7, as applicable, and any other section of this Agreement, Section 6.5 or Section 6.7, as applicable, shall govern and control.
     6.6 Public Announcements. Buyer and Seller will consult with and provide each other the opportunity to review and comment upon any press release or, to the extent practicable, other public statement made by Buyer or Seller or their respective Subsidiaries prior to the issuance of such press release or, to the extent practicable, other public statement relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or, to the extent practicable, other public statement prior to such consultation except as may be required by applicable Law, by obligations pursuant to any listing agreement with any national securities exchange or, in the case of Buyer, under Buyer’s obligations pursuant to its borrowings to make filings with the SEC. Buyer and Seller agree to issue a joint press release announcing this Agreement and prior to the Closing or the termination of this Agreement neither Buyer nor Seller shall issue any press release or other public statement concerning the other party which is materially contrary to the description of the other party contained in such joint press release.
     6.7 Transaction Costs. Buyer shall pay all transaction costs and expenses (including legal, accounting and other professional fees and expenses and other fees described in Section 5.4 hereof) that it incurs in connection with the negotiation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby. Seller shall pay all transaction costs and expenses (including legal, accounting and other professional fees and expenses and other fees described in Section 4.4 hereof) that it incurs in connection with the negotiation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby. Notwithstanding the foregoing and anything to the contrary contained in this Agreement, Buyer shall be responsible for any transfer Taxes (including stock transfer, sales, use and deed Taxes) and the fees and costs of recording or filing all applicable conveyancing instruments associated with the transactions contemplated by this Agreement (“Transfer Taxes”), but not including any Transfer Taxes associated with the transfer by the Seller Entities pursuant to the Bay Area Agreement of (x) any of the Acquired Assets that are not owned by any Acquired Company (each as defined in the Bay Area Agreement) as of the date hereof or (y) any such Acquired Company; provided, that Seller shall be responsible for (i) any Transfer Taxes imposed upon the transfer of any Excluded Assets (other than any Excluded Asset that is an asset relating to the Bay Area Business) out of any Acquired Company and (ii) 50% of any Transfer Taxes imposed upon the transfer of any of the Acquired Assets that are not owned by any Acquired Company (as defined herein or in the Bay Area Agreement) as of the date hereof to Buyer pursuant to this Agreement or any transfer of any assets that are not owned by any Acquired Company (as defined herein or in the Bay Area Agreement) as of the date hereof by a Seller Entity to an Acquired Company. Seller and Buyer shall cooperate in the preparation, execution and filing of all Tax Returns regarding any Transfer Taxes which become payable as a result of the transactions contemplated by this Agreement.
     6.8 Retention of and Access to Records. From and after the Closing, Buyer shall preserve, in accordance with the normal document retention policy of the Business, all books and records transferred by Seller to Buyer pursuant to this Agreement. In addition to the foregoing, from and after the Closing, each party shall afford to the other party hereto, and its counsel, accountants and other authorized agents and representatives, and their respective counsel, accountants and other authorized agents and representatives, during normal business hours and upon the execution and delivery of a confidentiality and non-disclosure agreement in customary form and substance (which shall include appropriate exceptions for disclosure relating to Tax matters), reasonable access to the employees, books, records and other data relating to the Acquired Companies, the Other Business, the Acquired Assets, the Assumed Liabilities and the Business Employees in its possession, and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party (a) to facilitate the investigation, litigation and final disposition of any claims which may have been or may be made against any such party or Person, or its affiliates, (b) for the preparation of Tax Returns and audits, and (c) for any other reasonable business purpose.
     6.9 Notifications. Prior to the Closing, Seller will promptly deliver notice to Buyer in writing of any termination of the Merger Agreement or any specific event or circumstance of which it has knowledge, or of which it receives notice, that (i) Seller believes has had a Business Material Adverse Effect or (ii) would result in the conditions set forth in Section 8.2(a) or Section 8.2(b) not being satisfied, provided, however, that the delivery of any notice pursuant to this Section 6.9 shall not limit or otherwise affect the remedies available hereunder to Buyer. Prior to the Closing, Buyer will promptly deliver notice to Seller in writing of any specific event or circumstance of which it has knowledge, or of which it receives notice, that (i) Buyer believes would materially impair or delay the consummation of the transactions contemplated hereby or (ii) would result in the conditions set forth in Section 8.3(a) or Section 8.3(b) not being satisfied, provided, however, that the delivery of any notice pursuant to this Section 6.9 shall not limit or otherwise affect the remedies available hereunder to Seller.
     6.10 Payments. If Seller or its Subsidiaries receive a payment of accounts receivable belonging to the Other Business, they will promptly turn such payment over to Buyer and if Buyer or its Subsidiaries receive a payment of accounts receivable belonging to the business of the Seller Entities, they will promptly turn such payment over to Seller.
     6.11 Cooperation in Post-Closing Litigation. For a period of six (6) years following the Closing, each of Seller and Buyer will cooperate with the other in the investigation, defense or prosecution of any action, suit, inquiry, claim, investigation or proceeding which is pending, instituted or threatened either (a) against Buyer and which relates to or arises out of the Assumed Liabilities or (b) against Seller and which relates to or arises out of the Excluded Liabilities. The party seeking such cooperation will reimburse the party providing such cooperation for all reasonable expenses (including salaries of employees who are required to be absent from their employment or devote substantial amounts of time in satisfaction of the obligations set forth in this Section 6.11) incurred by the party providing such cooperation in connection with such cooperation.
     6.12 Consummation of Merger. The parties hereto expressly acknowledge that the consummation of the transactions hereunder is subject to consummation of the Merger. Nothing herein shall be construed to require Seller to consummate the Merger or take steps in furtherance thereof.
ARTICLE 7
EMPLOYMENT MATTERS
     7.1 Acquired Employees.
          (a) Buyer shall, or shall cause one or more of the Acquired Companies to, offer employment to all of the Business Employees who are actively at work on the Closing Date and are employed by Seller or one of its affiliates (after giving effect to the Merger) other than the Acquired Companies. Such employment will be effective as of immediately following the Closing Date. Buyer shall cause the Acquired Companies initially to continue to employ all of the Business Employees who are employed on the Closing Date. With respect to Business Employees other than Business Employees who are covered by a collective bargaining agreement (each a “Union Employee” and collectively, the “Union Employees”), such offers of employment or continued employment, as the case may be, shall be on terms and conditions substantially equivalent in the aggregate to those of similarly situated employees of any Buyer in the same or similar geographic area and business. Prior to the Closing, neither Seller nor its directors or officers shall either directly or indirectly, induce or encourage any of the Business Employees to decline Buyer’s offers of employment or become employed by Seller. Such Business Employees who accept such offer of employment and become employees of Buyer or an Acquired Company or who continue such employment with the Acquired Companies shall be referred to herein as “Acquired Employees.”
          (b) Except as otherwise provided in the Transition Services Agreement or elsewhere in this Article 7, (i) the Acquired Employees shall cease active participation in the Benefit Plans effective as of the Closing Date and shall commence participation in benefit plans maintained by Buyer (or its affiliates) in accordance with the terms of Buyer’s (or its affiliates’) plans; and (ii) Seller shall assume sole sponsorship of, and the Acquired Companies shall withdraw from participation in, the Benefit Plans effective as of the Closing Date.
     7.2 Employee Liabilities. Except as expressly provided otherwise in Section 7.3 or in the Transition Services Agreement, Seller shall be responsible for, covenants to pay or otherwise discharge, and shall indemnify and hold harmless, Buyer against any liability, claim or obligation (including reasonable attorney’s fees):
          (a) relating to or under any Benefit Plan set forth on Section 2.2(c)(i) of the Seller Disclosure Schedules; or

          (b) to which any Business Employees may be entitled as a result of employment by Knight Ridder or its affiliates, including the Acquired Companies, and their Subsidiaries, as a result of the employment or termination of employment of any current or former Business Employee (including any Acquired Employee) prior to the Closing Date, including any accrued payroll, bonus or incentive compensation, vacation pay, sick pay, termination pay, severance pay, pay-in-lieu-of-notice, notice requirements (including any notice requirements under the Worker Adjustment Retraining and Notification Act), unemployment benefits, or any other benefits (whether or not under the Benefit Plans) except that workers’ compensation benefits shall be the sole obligation of Buyer and not Seller (whether related to claims incurred before, on or after the Closing Date).
     7.3 Severance and Stay Bonus Liabilities. Effective as of the Closing Date, Buyer shall assume (and does hereby assume), shall be responsible for, covenants to pay or otherwise discharge, and shall indemnify and hold harmless, Seller against any liability, claim or obligation (including reasonable attorney’s fees) relating to or arising out of the Benefit Plans covering Business Employees which provide for severance, change in control payments, or stay bonuses and are set forth in Section 7.3 of the Seller Disclosure Schedules. Notwithstanding the preceding sentence, Seller shall reimburse, shall be responsible for, covenants to pay or otherwise discharge, and shall indemnify and hold harmless, Buyer against any liability, claim or obligation (including reasonable attorney’s fees) relating to or arising out of “income security agreements or change of control agreements” covering Business Employees as set forth in Section 7.3 of the Seller Disclosure Schedules. In addition, Seller shall reimburse Buyer for 50% of any stay bonuses actually paid to Business Employees in accordance with the terms of such program as in effect immediately prior to the Closing Date and as set forth in Section 7.3 of the Seller Disclosure Schedules. Buyer agrees that it shall have no right or ability to amend any term or condition of any such income security agreement, change of control agreement or stay bonus for a Business Employee in any way that would increase the potential liability of Seller. Buyer shall notify Seller within 5 business days of any pending, threatened or actual claim for payments or benefits under any such income security agreement, change of control agreement or stay bonus.
     7.4 Collective Bargaining Agreements. The collective bargaining agreements covering Business Employees shall be assumed by the Buyer. Seller has made available to Buyer a complete and correct (to its knowledge and based solely on the representations and warranties made by Knight Ridder to Seller in Article III of the Merger Agreement) copy of each such collective bargaining agreements.
     7.5 Union Pension Plans. Effective as of the Closing Date, Buyer shall assume sponsorship of the single-employer defined benefit plans covering Union Employees as set forth in Section 7.5 of the Seller Disclosure Schedules and the related trusts (“Union Pension Plans”). Buyer shall assume all liability and obligation of Seller under the Union Pension Plans, effective as of the Closing Date. Buyer shall maintain all such Union Pension Plans in accordance with their collective bargaining agreements, and Buyer shall credit the service of each Union Employee with Knight Ridder or its affiliates, including the Acquired Companies and their Subsidiaries, for purposes of eligibility and vesting.

     7.6 Non-Union Pension Plans. Seller shall retain all assets and liabilities under, and shall assume sole sponsorship of, any Benefit Plan that is a defined benefit pension plan, whether qualified or non-qualified, other than a Union Pension Plan.
     7.7 Multiemployer Pension Plans. With respect to each Multiemployer Pension Plan listed in Section 7.7 of the Seller Disclosure Schedule which is a defined benefit pension plan in which any Union Employee participates under an applicable collective bargaining agreement and for which compliance with Section 4204 of ERISA is necessary in order to avoid the occurrence of a complete or partial withdrawal as a result of the transactions contemplated by this Agreement:
          (a) Buyer shall contribute to the Multiemployer Pension Plan substantially the same number of contribution base units (as defined by Section 4001(a)(11) of ERISA) for which Seller and its predecessors had an obligation to contribute to such plan.
          (b) Buyer shall comply with the provisions of Section 4204(a)(1)(B) of ERISA and provide to the Multiemployer Pension Plan for a period of five (5) plan years commencing with the first plan year beginning after the Closing Date, a bond issued by a corporate surety company that is an acceptable surety within the meaning of Section 4204(a)(1)(B) of ERISA, or an amount (including a letter of credit, if acceptable to the Multiemployer Pension Plan) held in escrow by a bank or similar financial institution satisfactory to the Multiemployer Pension Plan, in an amount equal to the greater of (A) the average annual contribution required to be made by Seller and its predecessors with respect to the Multiemployer Pension Plan for the three (3) plan years preceding the plan year in which the Closing Date occurs, or (B) the annual contribution that the Seller and its predecessors were required to make with respect to the Multiemployer Pension Plan for the last plan year before the plan year in which the Closing Date occurs. To the extent required under Section 4204 of ERISA, such bond (or escrowed funds or letter of credit) shall be paid to the Multiemployer Pension Plan if Buyer withdraws from the Multiemployer Pension Plan or fails to make a contribution to the Multiemployer Pension Plan when due, at any time during the first five (5) plan years beginning after the Closing Date. Notwithstanding the foregoing, Buyer shall not be obligated to provide such bond (or escrowed funds or letter of credit) if excepted from such obligation under a variance that may be obtained pursuant to the provisions of 29 C.F.R. Section 4204.11, 4204.12, 4204.13 and 4204.21. Buyer shall have no obligation to provide such bond (or escrowed funds or letter of credit) until notified by the plan trustees of their decision with respect to Buyer’s application to the Multiemployer Pension Plan for variance from such obligation as set forth herein, provided Buyer timely applies for any variance no later than the first day of the first plan year following the Closing Date. If the trustees of the Multiemployer Pension Plan determine that Buyer does not qualify for a variance, Buyer agrees to provide such bond (or, if allowed, escrowed funds or letter of credit) within thirty (30) days after it receives notice of the Multiemployer Pension Plan’s trustees decision. Seller agrees to cooperate with Buyer in obtaining the variance described in this subsection.
          (c) If Buyer withdraws from the Multiemployer Pension Plan in a complete withdrawal, or a partial withdrawal, before the last day of the fifth plan year beginning after the Closing Date and Buyer fails to make its withdrawal liability payment when due, Seller shall be secondarily liable to the Multiemployer Pension Plan for any withdrawal liability it would have had to the Multiemployer Pension Plan (but for Section 4204 of ERISA); provided, however, Buyer shall indemnify and hold harmless Seller and its affiliates and their respective stockholders, officers, directors, employees, affiliates, agents and representatives from and against any liability, claim or obligation relating to or arising out of Buyer’s failure to make its withdrawal liability payments when due without regard to any limitations in this Agreement on indemnification recoveries with respect to amounts or time frames within which indemnification claims must be consummated.
          (d) If at any time after the Closing Date, and prior to the end of the five (5) year period referred to in (c) above, Seller distributes substantially all of its assets or liquidates, then Seller shall provide a bond, escrow or letter of credit in favor of the Multiemployer Pension Plan in an amount, for the period of time, and in a form that complies with its obligations under Section 4204(a)(3) of ERISA, subject to its right to receive a variance from the Multiemployer Pension Plan.
     7.8 Savings Plans. Seller shall retain all assets and liabilities under, and assume sole sponsorship of, all Benefit Plans that are defined contribution savings plans (“Seller Savings Plans”). Seller shall cause all Acquired Employees to be 100% vested in their benefits under such Seller Savings Plans effective as of the Closing Date. Buyer shall credit the service of each Acquired Employee with Knight Ridder or its affiliates, including the Acquired Companies and their Subsidiaries, for purposes of eligibility and vesting under Buyer’s or an Acquired Company’s savings plan(s). In the case of Union Employees, Buyer will make or cause the applicable Acquired Company to make all required contributions under Buyer’s or an Acquired Company’s savings plan(s) as required under any applicable collective bargaining agreement. Buyer shall take all steps necessary to permit each such Acquired Employee who has received an eligible rollover distribution (as defined in Section 402(c)(4) of the Code) from Seller’s Savings Plans to roll over such eligible rollover distribution, including any associated loans, as part of any lump sum cash distribution into an account(s) under a 401(k) savings plan maintained by Buyer or an Acquired Company.
     7.9 Vacation. Except as may otherwise be required by law, effective as of the Closing Date, Buyer shall assume Seller’s liability for all accrued, but unpaid vacation time of Acquired Employees to the extent such liability is not already a liability of an Acquired Company.
     7.10 Welfare Plans.
          (a) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee welfare benefit plans of Buyer and its affiliates providing benefits to any Acquired Employees after the Closing (the “New Welfare Plans” ), each Acquired Employee shall subject to applicable Law and applicable tax qualification requirements be credited with his or her years of service with Knight Ridder or its affiliates, including the Acquired Companies and their Subsidiaries, before the Closing, to the same extent as such Acquired Employee was entitled, before the Closing, to credit for such service under any similar employee benefit plan in which such Acquired Employee participated or was eligible to participate immediately prior to the Closing, provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (A) each Acquired Employee shall be immediately eligible to participate, without any waiting time, in any and all New Welfare Plans if such Acquired Employee participated immediately before the consummation of the transactions contemplated by this Agreement in a comparable type of welfare benefit plan of a Seller Entity (such plans, collectively, the “Old Plans” ), and (B) for purposes of each New Welfare Plan providing medical, dental, pharmaceutical and/or vision benefits to any Acquired Employee, Buyer, or, as applicable, an Acquired Company, shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Welfare Plan to be waived for such Acquired Employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of Knight Ridder or its affiliates, including the Acquired Companies and their Subsidiaries, in which such Acquired Employee participated immediately prior to the Closing and Buyer shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Welfare Plan begins to be taken into account under such New Welfare Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Welfare Plan.
          (b) To the extent that an Acquired Employee has not used all amounts deferred to a health flexible spending account plan as of the Closing Date, Seller shall transfer to Buyer, or shall leave in place at the applicable Acquired Company, in cash any positive balance in such Acquired Employee’s health flexible spending account as of the Closing Date to the extent not otherwise included in the Acquired Assets, and Buyer shall assume all obligations with respect to that Acquired Employee’s health flexible spending account plan balance.
          (c) On the Closing Date, Seller shall transfer to Buyer the Voluntary Employees’ Beneficiary Associations (“VEBAs”) which fund the Knight Ridder Medical Benefit Plan HealthPartners Primary Clinic Choice (St. Paul Pioneer Press) and the Knight Ridder Health Plan — Medica (St. Paul Pioneer Press), to the extent not otherwise included in the Acquired Assets. In addition, Seller shall reimburse Buyer 50% of the aggregate amounts paid by Buyer and paid by MediaNews (or its permitted assignee under Section 11.8 of the Bay Area Agreement) with respect to claims incurred by Acquired Employees (as defined herein and in the Bay Area Agreement) prior to the Closing Date under the Knight Ridder Medical Benefit Plan HealthPartners Primary Clinic Choice (St. Paul Pioneer Press), the Knight Ridder Health Plan – Medica (St. Paul Pioneer Press) and the Knight Ridder Medical Plans for Employees Represented by the San Jose Mercury News Guild Employees, in accordance with the terms of such plans as in effect immediately prior to the Closing Date, to the extent such amounts exceed, in the aggregate, the sum of $1 million plus the positive balances in the VEBAs as of the Closing Date.
     7.11 COBRA Coverage. Seller shall continue to provide continuation coverage required by Section 4980B of the IRC and Sections 601 to 608 of ERISA (“COBRA”) to all current and former employees of the Other Business and their covered beneficiaries who are entitled to COBRA with respect to “qualifying events” (as defined in Section 4980B of the Code) which are incurred on or prior to the Closing Date but are not in connection with the transaction contemplated hereby. Buyer shall provide or cause to be provided any COBRA coverage with respect to any Business Employees and their covered beneficiaries who are entitled to COBRA coverage with respect to

“qualifying events” that are incurred (i) on or prior to the Closing Date and in connection with the transaction contemplated hereby or (ii) after the Closing Date under any group health plan of Buyer or the Acquired Companies in which Acquired Employees participate.
     7.12 Seller Retained Post-Retirement Benefit Liabilities. Seller shall retain responsibility for providing, and shall continue to provide, post-retirement medical and life insurance benefits on terms and conditions substantially equivalent in duration, scope, value, participant cost, vesting and otherwise to those in effect on the Closing Date (in no event shall this prevent Seller from modifying the benefits so long as they are substantially equivalent in the aggregate) with respect to
          (a) Business Employees (including Union Employees other than Union Employees covered by a multiemployer welfare benefit plan in accordance with the applicable collective bargaining agreement) who have retired on or prior to the Closing Date and are receiving or entitled to receive post-retirement medical and life insurance benefits, and
          (b) Acquired Employees (including Union Employees other than Union Employees covered by a multiemployer welfare benefit plan in accordance with the applicable collective bargaining agreement) who have satisfied the eligibility requirements for post-retirement medical and life insurance benefits as of the Closing Date and subsequently become entitled to receive such benefits
               Seller shall retain responsibility for, pay or otherwise discharge, and indemnify and hold harmless Buyer and the Acquired Companies against any liability, claim or obligation (including reasonable attorney’s fees) relating to any obligation to provide post-retirement medical and life insurance benefits to Business Employees and Acquired Employees identified above to the extent eligibility for such benefits existed immediately prior to the Closing Date (other than the requirement that any such individual actually retire). Without limitation of such indemnity, Buyer acknowledges that Seller retains certain discretion under the Merger Agreement as to the provision of such benefits (for example, Seller may provide benefits at a level only substantially equivalent in the aggregate to those benefits provided to Seller retirees).
     7.13 WARN Act. Buyer and Seller shall cooperate with each to provide any notice required under the WARN Act or similar local laws, and Buyer shall provide Seller with all information required to issue such notices required prior to the Closing.
     7.14 Cooperation. Upon request, Seller shall provide Buyer, and Buyer shall provide Seller, such documents, data and information as may reasonably be necessary to implement the provisions of this Article 7 and to administer their respective benefit plans.
     7.15 General. Nothing in this Article 7 or elsewhere in this Agreement shall be construed as (i) conferring any legal rights upon any Acquired Employee for continuation of employment by Buyer or its affiliates, (ii) requiring Buyer to implement, or limiting the rights of Buyer to amend or discontinue, any fringe benefit plan, program or practice or any other employee benefit plan of any nature whatsoever, except as expressly provided otherwise in this Article 7 or in the Transition Services Agreement or (iii) conferring upon any Acquired Employee any rights or remedies under this Agreement (including under this Article 7). In addition, the parties agree that for purposes of this Article 7, Buyer may fulfill its obligations under Sections 7.3, 7.4, 7.5, 7.7, 7.8, 7.9 and 7.10 to assume, maintain and operate the plans, benefits and agreements referred to in those Sections by causing the Acquired Companies to continue in effect such of those plans, benefits and agreements as were in effect prior to the Closing, or adopt new plans, benefits and agreements that otherwise fulfill its obligations under the above referenced Sections and to maintain and operate such plans, benefits and agreements.
ARTICLE 8
CONDITIONS PRECEDENT TO OBLIGATIONS
     8.1 Conditions to Each Party’s Obligation. The respective obligation of each party to effect the transactions contemplated by this Agreement is subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:
          (a) HSR Act. The waiting period (and each extension thereof, if any) under the HSR Act applicable to the transactions contemplated under this Agreement and, to the extent necessary to consummate the transactions contemplated hereby, applicable to the transactions contemplated under the Bay Area Agreement, shall have terminated or expired.
          (b) No Injunction. No temporary or permanent injunction or other order issued by any court of competent jurisdiction prohibiting consummation of the transactions contemplated under this Agreement shall be in effect.
          (c) No Proceedings. At the Closing, there shall not be instituted or pending any action or proceeding in which any Governmental Entity of competent jurisdiction seeks to make any of the material transactions contemplated hereby illegal or otherwise restrain in any material respect or prohibit consummation of any of the material transactions contemplated hereby.
          (d) Merger. The Merger shall have been consummated.
          (e) LLC Conversions. If Buyer has timely made the LLC Election, the LLC Conversions of all Acquired Companies shall have been effectuated.
          (f) Bay Area Agreement. All conditions to the Closing (as defined in the Bay Area Agreement) shall have been satisfied or waived pursuant to the terms of the Bay Area Agreement and the Closing (as defined in the Bay Area Agreement) shall occur on the same day as the Closing hereunder.
     8.2 Conditions to Obligations of Buyer. Buyer’s obligation to purchase the LLC Interests (or effect the Acquired Company Mergers) and the Acquired Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):
          (a) Accuracy of Representations. The representations and warranties of Seller set forth in this Agreement and the Bay Area Agreement, taken together as a whole, (i) which are qualified by a “Business Material Adverse Effect” qualification shall be true and correct in all respects as so qualified at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (ii) which are not qualified by a “Business Material Adverse Effect” qualification shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for such failures to be true and correct as would not have, in the aggregate, a Business Material Adverse Effect; provided, however, that, with respect to clauses (i) and (ii) hereof, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i) or (ii), as applicable) only as of such date or period, and Buyer shall have received a certificate to such effect, signed on behalf of Seller by its chief executive officer and its chief financial officer.
          (b) Seller’s Performance. All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with in all material respects. Buyer shall have received a certificate to such effect, signed on behalf of Seller, by its chief executive officer and its chief financial officer.
          (c) Business Material Adverse Effect. Since December 25, 2005, no change, occurrence or development shall have occurred and be continuing that constitutes a Business Material Adverse Effect.
     8.3 Conditions to Obligations of Seller . The obligations of Seller to sell the LLC Interests (or effect the Acquired Company Mergers) and the Acquired Assets and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part).
          (a) Accuracy of Representations. The representations and warranties of Buyer set forth in this Agreement (i) which are qualified by the words “materially impair or delay the consummation of the transactions contemplated hereby” shall be true and correct in all respects as so qualified at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (ii) which are not qualified by the words “materially impair or delay the consummation of the transactions contemplated hereby” shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for such failures to be true and correct as would not materially impair or delay the consummation of the transactions contemplated hereby; provided, however, that, with respect to clauses (i) and (ii) hereof, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i) and (ii) as applicable) only as of such date or period, and Seller shall have received a certificate to such effect, signed on behalf of Buyer by its president and its chief financial officer.

          (b) Buyer’s Performance. All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been performed and complied with in all material respects. Seller shall have received a certificate to such effect, signed on behalf of Buyer, by its president and its chief financial officer.
ARTICLE 9
TERMINATION
     9.1 Termination. Upon any termination of the Merger Agreement or the Bay Area Agreement, without any action of Buyer or Seller, this Agreement shall immediately terminate. In addition, this Agreement may be terminated at any time prior to the Closing Date:
          (a) by mutual written consent of Seller and Buyer;
          (b) by any of Seller or Buyer if any Governmental Entity shall have issued an order, decree or ruling permanently enjoining or prohibiting the consummation of the transactions contemplated under this Agreement and such order, decree or ruling shall have become final and nonappealable (but only if the party seeking to terminate pursuant to this clause (b) shall have used best efforts to oppose and remove such order, decree or ruling);
          (c) by Seller or Buyer if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before October 30, 2006 (the “End Date”), provided, however, that if the End Date as defined in the Merger Agreement (the “Merger End Date”) is extended pursuant to Section 7.1(b) of the Merger Agreement to a date after September 30, 2006, then the End Date shall be the date which is thirty (30) days after the Merger End Date as so extended, but in any event no later than January 31, 2007;
          (d) by Seller, if Buyer shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 8.3(a) or 8.3(b) cannot be cured by the End Date, provided that Seller shall have given Buyer written notice, delivered at least thirty (30) days prior to such termination, notifying Buyer of such breach or failure to perform; and
          (e) by Buyer, if Seller shall have breached or failed to perform in any material respect any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 8.2(a) or 8.2(b) cannot be cured by the End Date, provided Buyer shall have given Seller written notice, delivered at least thirty (30) days prior to such termination, notifying Seller of such breach or failure to perform.
     9.2 Effect of Termination. If this Agreement is terminated under Section 9.1, this Agreement shall immediately become void and have no effect, without any liability or obligation on the part of

Seller or Buyer, other than the provisions of Section 4.4, Section 5.4, Section 6.3(b), this Section 9.2 and Article 11. Notwithstanding the foregoing, if (but only if) the Merger is consummated, nothing in this section shall relieve Buyer or Seller for any willful breach of such party’s representations, warranties, covenants or agreements in this Agreement.
ARTICLE 10
INDEMNIFICATION; REMEDIES
     10.1 Survival. All representations and warranties contained herein, and all representations and warranties contained in the certificates delivered pursuant to this Agreement and any other certificate or document delivered pursuant to this Agreement will terminate at the Closing, except that the representations and warranties contained in Sections 4.2(a), 4.2(b), 4.4, 4.5, 5.2(a), 5.2(b), 5.4 and 5.6 shall survive the Closing (and not be affected in any respect by the Closing or any investigation conducted by any party hereto and any information which any party hereto may receive other than, as applicable, the Buyer Disclosure Schedules or the Seller Disclosure Schedules).
     10.2 Indemnification By Buyer. From and after the Closing, Buyer shall indemnify, defend and hold harmless Seller and its affiliates and their respective stockholders, officers, directors, employees, affiliates, agents and representatives (collectively, the “Seller Indemnified Parties”), from and against all judgments, settlements, demands, claims, actions or causes of action, deficiencies, assessments, Liabilities, losses, damages (whether direct or indirect, incidental or consequential), interest, fines, penalties, costs and expenses (including, without limitation, reasonable legal, accounting and other costs and expenses incurred in connection with investigating, defending, settling or satisfying any and all demands, claims, actions or causes of action, suits, proceedings, deficiencies, assessments, judgments or appeals, and in seeking indemnification therefor pursuant to this Section 10.2) (collectively, “Losses”) arising out of, resulting from, related to or associated with (i) any and all of the Assumed Liabilities or (ii) breach of the representations and warranties of Buyer contained in Sections 5.2(a), 5.2(b), 5.4 or 5.6.
     10.3 Indemnification By Seller. From and after the Closing, Seller shall indemnify, defend and hold harmless Buyer and its affiliates and their respective stockholders, officers, directors, employees, affiliates, agents and representatives (collectively, the “Buyer Indemnified Parties”), from and against all Losses arising out of, resulting from, related to or associated with (i) any and all of the Excluded Liabilities or (ii) breach of the representations and warranties of Seller contained in Sections 4.2(a), 4.2(b), 4.4 or 4.5.
     10.4 Notice and Defense of Claims. Each party entitled to indemnification under this Article 10 (the “Indemnified Party”) shall give notice to the party required to provide such indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claims as to which indemnity is sought, and shall permit the Indemnifying Party to assume the defense of any such claim or litigation resulting therefrom and to consent to the entry of any judgment or the entry into of any settlement with respect thereto, provided that the Indemnified Party may participate in such defense at such party’s expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Article 10 except to the extent that the Indemnifying Party has been adversely affected by such failure. The Indemnified Party shall furnish such information regarding itself or the claim in question as the Indemnifying Party may reasonably request in writing and shall otherwise cooperate with the Indemnifying Party to such extent as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.
     10.5 Procedure for Indemnification — Third Party Claims.
          (a) Promptly after receipt by an Indemnified Party under Section 10.2 or Section 10.3 of notice of the commencement of any Proceeding against it, such Indemnified Party will, if a claim is to be made against an Indemnifying Party under such Section, give notice to the Indemnifying Party of the commencement of such claim, but the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such action is prejudiced by the Indemnified Party’s failure to give such notice.
          (b) If any Proceeding referred to in Section 10.5(a) is brought against an Indemnified Party and it gives notice to the Indemnifying Party of the commencement of such Proceeding, the Indemnifying Party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the Indemnifying Party is also a party to such Proceeding and the Indemnified Party determines in good faith that joint representation would be inappropriate, or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the Indemnified Party and, after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Proceeding, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Indemnified Party under this Article 10 for any fees of other counsel or any other expenses with respect to the defense of such proceeding, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the Indemnifying Party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification, regardless of the amount; (ii) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party’s consent unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (iii) the Indemnified Party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an Indemnifying Party of the commencement of any Proceeding and the Indemnifying Party does not, within 30 days after the Indemnified Party’s notice is given, give notice to the Indemnified Party of its election to assume the defense of such Proceeding, the Indemnifying Party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the Indemnified Party of such Proceeding, in each case, with the consent of the Indemnifying Party (not to be unreasonably withheld, delayed or conditioned).

     10.6 Procedure for Indemnification — Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.
     10.7 Exclusive Remedy. Subject to the applicability of Article 9 hereof, except for remedies that cannot be waived as a matter of law, including, without limitation, claims under applicable state and federal securities laws and except for covenants contained herein which by their terms are to be performed at or after the Closing and Section 11.1, the indemnification obligations under this Article 10 shall be the sole and the exclusive remedy of the parties hereto with respect to any breach of any representation, warranty, covenant or agreement under this Agreement by any party hereto or any certificate delivered in connection herewith, except that, subject to Article 9 hereof, nothing herein or in any such certificate shall be construed or interpreted as limiting or impairing the rights or remedies that the parties hereto may have at equity for injunctive relief or specific performance.
ARTICLE 11
GENERAL PROVISIONS
     11.1 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses (including those of its respective Subsidiaries) incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated hereunder, including all fees and expenses of agents, representatives, counsel, and accountants incurred prior to Closing. Buyer will pay the HSR Act filing fee for the transactions contemplated hereby. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.
     11.2 Notices. All notices, requests, claims and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or by overnight courier to the parties at the following addressed (or at such other address for a party as shall be specified by notice from such party):
          (a) If to Seller, to
The McClatchy Company
2100 Q Street
Sacramento, CA 95816
Attention:   Gary Pruitt
                      President and Chief Executive Officer
Phone: (916) 321-1000
Telecopy: (916) 326-5586

With a copy to:
Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, California 94304
Attention:   Larry W. Sonsini, Esq.
                   Katharine A. Martin, Esq.
Phone:       (650) 493-9300
Telecopy:   (650) 493-6811
          (b) If to Buyer, to:
The Hearst Corporation
959 Eighth Avenue
New York, NY 10019
Attention: James M. Asher
Phone: (212) 649-2087
Telecopy: (212) 649-2196
With a copy to:
Clifford Chance US LLP
31 West 52nd Street
New York, NY 10019
Attention: Kathleen L. Werner
Phone: (212) 878-8526
Telecopy: (212) 878-8375
     11.3 Certain Definitions. For purposes of this Agreement:
          (a) References in this Agreement to “Subsidiaries” of any party shall mean any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are on the date hereof directly or indirectly owned by such party, or (ii) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership). References in this Agreement (except as specifically otherwise defined) to “affiliates” shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. References in this Agreement (except as specifically otherwise defined) to “person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including, without limitation, a Governmental

Entity, and any permitted successors and assigns of such person. As used in this Agreement, “knowledge” means (i) with respect to Buyer, the actual knowledge of James M. Asher and (ii) with respect to Seller, the actual knowledge of the individuals listed on Section 11.3(a) of the Seller Disclosure Schedules and (iii) with respect to Knight Ridder, the actual knowledge of Art Brisbane, Mary Jean Connors, Gary Effren, Larry Marbert (with respect to Section 3.6 only), P. Anthony Ridder, Steven Rossi, Hilary Schneider, Karen Stevenson, Alice Wang and Gordon Yamate. As used in this Agreement, “business day” shall mean any day other than a Saturday, Sunday or a day on which the banks in New York or California are authorized by law or executive order to be closed. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder. Any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.
     11.4 Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Disclosure Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation.”
     11.5 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to each other party.
     11.6 Entire Agreement; Third-Party Beneficiaries. This Agreement and the other agreements referred to herein constitute the entire agreement (and supersede each prior agreement and understanding, whether written or oral) among the parties regarding the subject matter of this Agreement. This Agreement is not intended to confer any rights or remedies on any person other than the parties hereto. The rights of Buyer Indemnified Persons and Seller Indemnified Persons under Article 10 may be asserted by Buyer and Seller, respectively.
     11.7 Governing Law. This Agreement shall be governed by; and construed in accordance with, the laws of the State of Delaware regardless of any laws that might otherwise govern under applicable principles of conflicts of laws thereof.
     11.8 Assignment. Neither this Agreement nor any right, interest or obligation hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other party; provided that (i) prior to the Closing Date, Buyer may elect to assign its rights hereunder to (x) a wholly-owned Subsidiary of Buyer if such Subsidiary becomes a party to this Agreement and agrees to be bound by the representations, warranties, covenants and obligations herein and Buyer guarantees such Subsidiary’s obligations herein, provided that no such assignment shall relieve Buyer of its obligations hereunder or (y) to MediaNews or one or more of its Partner Affiliates, but in each case only if the condition set forth in Section 8.1(a) shall have been satisfied or waived in respect to the consummation of the transactions contemplated hereby by MediaNews and/or such Partner Affiliate, MediaNews and/or such Partner Affiliate become parties to this Agreement and agree to be bound by the representations, warranties, covenants and obligations herein and Buyer guarantees MediaNews’ and any such Partner Affiliate’s obligations herein and provided that no such election shall relieve Buyer of its obligations hereunder, (ii) following the Closing, Buyer may assign its rights and obligations hereunder to any transferee of that part of the Other Business to which such rights relate, provided that such assignment shall not relieve Buyer of its obligations hereunder and (iii) if all conditions to the parties’ obligations under the Bay Area Agreement (other than as provided in Section 8.1(a) thereof as it pertains to this Agreement and the transactions contemplated hereby) have been satisfied or waived, then at the request of Seller, Buyer shall, subject to satisfaction of the condition contained in Section 8.1(a) hereof as it pertains to consummation by MediaNews or the applicable Partner Affiliate of the transactions contemplated hereby, exercise its rights pursuant to clause (i) of this sentence. As used herein, a “Partner Affiliate” means (x) a Parent Affiliate of MediaNews (as defined in the Bay Area Agreement), or (y) one or more direct or indirect Subsidiaries of MediaNews or a Parent Affiliate of MediaNews, that, in each case, is either directly or indirectly wholly-owned by MediaNews and/or such Parent Affiliate and/or Stephens Group, Inc., a Delaware corporation, and/or Buyer. Subject to the preceding provisions of this Section 11.8, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective legal successors and permitted assigns.
     11.9 Nondisclosure. Except as may be required by applicable Law or the requirements of the New York Stock Exchange, for a period of three (3) years following the Closing, Seller will (and will cause its Subsidiaries, to) take commercially reasonable steps comparable to those steps Seller takes with regard to its own similar confidential information to protect the confidentiality of all confidential information related to the Other Business in the possession of Seller and its Subsidiaries (other than information which is or becomes known to the public other than through a breach of this Section by Seller).
     11.10 Amendments; Waiver. This Agreement may not be amended or modified except by written agreement of the parties. No breach of any covenant, agreement, representation or warranty made herein shall be deemed waived unless expressly waived in writing by the party who might assert such breach.
     11.11 Enforcement. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its terms or were otherwise breached. Each party shall be entitled to injunctive relief to prevent any breach of this Agreement and to enforce this Agreement specifically in any court of the State of Delaware or any court of the United States located in the State of Delaware (in addition to any other remedy to which such party is entitled at law or in equity). In addition, each party hereby:
          (a) submits itself to the personal jurisdiction of (i) the courts of the State of Delaware; and (ii) the United States District Court for the District of Delaware with respect to any dispute arising out of this Agreement or any transaction contemplated hereby to the extent such courts would have subject matter jurisdiction with respect to such dispute;

          (b) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court; and
          (c) agrees that it will not bring any action relating to this Agreement (or any transactions contemplated by this Agreement) in any court order than such courts referred to above.
     11.12 Severability. Each provision of this Agreement will be interpreted so as to be effective and valid under applicable law, but if any provision is held invalid, illegal or unenforceable under applicable law in any jurisdiction, then such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been included herein.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
THE HEARST CORPORATION

By:	/s/ James M. Asher

Name:	James M. Asher

Title:	Senior Vice President

THE MCCLATCHY COMPANY

By:	/s/ Patrick J. Talamantes

Name:	Patrick J. Talamantes

Title:	Vice President, Finance and Chief Financial Officer